Exhibit 1.1

EXECUTION COPY

ASSET PURCHASE AND SALE AGREEMENT
________________________________________

UNITED COMMUNITY BANK,
a bank organized under the laws of the State of Georgia,

FLETCHER INTERNATIONAL, INC.,
a Delaware corporation,

and

each affiliate of Fletcher International, Inc. that becomes a party to this Agreement by entering into a Joinder Agreement
________________________________________

Dated as of April 1, 2010

Appendix A	Usage and Supplemental Definitions

Exhibit A	List of Offered Assets
Exhibit B-1	The Loan File
Exhibit B-2	The Property File
Exhibit C-1	Representations and Warranties of the Seller regarding Assets that are Commercial Mortgage Loans
Exhibit C-2	Representations and Warranties of the Seller regarding Assets that are Residential Loans
Exhibit C-3	Representations and Warranties of the Seller regarding Assets that are REO Properties
Exhibit D	Form of Bill of Sale
Exhibit E	Form of Joinder

Exhibit F	Form of Disclosure of information on lead-based paint and lead based paint hazard.
Exhibit G	Form of Administration and Servicing Agreement
● Schedule A, Reported Information
Exhibit H	Form of Certificate of the Seller
Exhibit I	Form of Opinion of Seller
Exhibit J	Form of Loan Agreement

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ASSET PURCHASE AND SALE AGREEMENT

This ASSET PURCHASE AND SALE AGREEMENT (as amended, restated, or otherwise modified and in effect from time to time, this “Purchase Agreement”), is dated as of April 1, 2010 (the “Commitment Date”), among  UNITED COMMUNITY BANK, a bank organized under the laws of the State of Georgia, as Seller, Fletcher International, Inc., a Delaware corporation (“Fletcher”), and each affiliate of Fletcher that becomes a party to this Purchase Agreement as a purchaser (each, a “Purchaser”) by entering into a Joinder (as defined herein) to this Purchase Agreement.

BACKGROUND

Concurrently with the execution of this Purchase Agreement, Fletcher International, Ltd., a company domiciled in Bermuda, and United Community Banks, Inc., a corporation organized under the laws of the State of Georgia (“UCBI”), will enter into the Securities Purchase Agreement, dated as of the date hereof, pursuant to which (a) Fletcher International, Ltd. will agree  to purchase from UCBI, and UCBI will agree to issue and sell to Fletcher International, Ltd., from time to time, in whole or in part, sixty-five thousand shares of UCBI’s Series C convertible preferred stock, par value one dollar ($1.00) per share and (b) upon receipt of the Deposit (as defined herein), UCBI will issue a warrant to Fletcher International, Ltd. evidencing rights to purchase from UCBI, subject to certain terms and conditions, securities issued by UCBI.

The Seller, an affiliate of UCBI, wishes to sell, and Fletcher, through one or more of its affiliates, wishes to purchase, subject to the terms and conditions set forth in this Purchase Agreement, certain non-performing commercial and residential mortgage loans, REO properties and related property.  Each such  purchase of assets will be funded in part (80%) by funds loaned to the applicable Purchaser by United Community Bank as lender pursuant to a loan agreement to be entered into with such Purchaser.

Each Purchaser will initially appoint United Community Bank as its administrator and servicer pursuant to a servicing agreement  between United Community Bank and such Purchaser to service, manage, restructure and sell the assets at the direction of the Purchaser.

Now, therefore, in consideration of the premises and the mutual agreements set forth herein, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties agree as follows:

 SECTION 1.   Usages and Definitions.

Capitalized terms used but not otherwise defined in this Purchase Agreement are defined herein and in Appendix A. Appendix A also contains rules as to usage applicable to this Purchase Agreement. Appendix A is incorporated by reference into this Purchase Agreement.

 SECTION 2.   Commitment; Selection and Purchases of Assets; Optional Exchange and Pre-Closing Substitutions.

 (a)   Subject to the terms and provisions of this Purchase Agreement and the satisfaction of the conditions described herein, the Seller hereby agrees to sell, transfer, assign, set over and otherwise convey to one or more Purchasers, and Fletcher agrees to cause one or more of its affiliates, each as a Purchaser, to purchase, between $99,500,000 and $100,500,000 by Carrying Value of Offered Assets (or such other amount as may be agreed upon in writing by the Seller and Fletcher) in one or more Closings.  After the Commitment Date and throughout the Substitution Period, the Seller shall update the information regarding the Offered Assets set forth in Exhibit A and shall promptly, and in any event prior to any purchase of an Offered Asset, notify each applicable Purchaser of any change in such information.  Fletcher will select or to cause one or more of the Purchasers to select the Offered Assets which are to be purchased by sending written notice to the Seller by April 12, 2010.  To the extent Fletcher and the Purchasers have not selected Offered Assets for purchase that have a total Carrying Value of at least $99,500,000 on or prior to April 12, 2010, the Seller may, in its sole discretion, by written notice to Fletcher not later than April 14, 2010, select the remaining Offered Assets to be purchased such that the total Carrying Value of the Offered Assets to be purchased is between $99,500,000 and $100,500,000. Each of the Seller and each applicable Purchaser shall use commercially reasonable efforts  to complete the purchase of all Offered Assets selected for purchase on April 30, 2010 or as soon as reasonably practicable thereafter, and in any event, by May 31, 2010.

 (b)   A Purchaser may exchange any Offered Asset selected for purchase for one or more Offered Assets by written notice to the Seller at any time on or prior to April 23, 2010  (an “Optional Exchange”).  If  a Purchaser elects to make an Optional Exchange, the Purchaser shall use commercially reasonable efforts to complete its due diligence of additional Offered Assets prior to the intended Closing Date so that such additional Offered Assets may be purchased on such Closing Date, and, if such  additional Offered Assets are not purchased on such Closing Date, the Seller and the Purchaser shall use commercially reasonable efforts to effect the Closing with respect to any such additional Offered Asset as soon as reasonably practicable, and in any event by May 31, 2010.

 (c)   The Seller shall notify Fletcher and the applicable Purchaser if it obtains knowledge that any Asset or Offered Asset is a Breaching Asset.  From April 23, 2010 until May 31, 2010, if a Purchaser obtains knowledge that an Asset or an Offered Asset is a Breaching Asset, the Purchaser may exchange such Breaching Asset for one or more Offered Assets (a “Pre-Closing Substitution”).  If a Purchaser elects to make a Pre-Closing Substitution, the Purchaser shall use commercially reasonable efforts to complete its due diligence of additional Offered Assets prior to the intended Closing Date so that such additional Offered Assets may be purchased on such Closing Date, and, if such Offered Assets are not purchased on such Closing Date, the Seller and the Purchaser shall use commercially reasonable efforts to effect the Closing with respect to any such additional Offered Assets as soon as reasonably practicable, and in any event by May 31, 2010.

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 (d)   If an Offered Asset exchanged for a Breaching Asset pursuant to the terms of clause (c) above is determined by a Purchaser to be a Breaching Asset prior to its purchase, the procedures set forth in clause (c) above shall be repeated.

 (e)   The Assets sold in a particular Closing will be identified in the Asset List attached as Schedule A to the applicable Bill of Sale to be executed between the Seller and the related Purchaser.  Subject to the terms and provisions of this Purchase Agreement and the applicable Bill of Sale, the Seller will sell, transfer, set over and otherwise convey the Assets identified in Schedule A to such Bill of Sale to the related Purchaser, including (1) all interest and principal received with respect to such Assets after the related Cut-off Date or received on or before the related Cut-off Date but not posted until after the related Cut-off Date; (2) any funds held in escrow, reserve or other accounts by the Seller with respect to such Assets; (3) all related title, hazard, or other insurance policies of any nature pertaining to such Assets, (4) all documents related to the Mortgage Asset, including the Loan Files, the Property Files and the Servicing Files, (5) the servicing rights appurtenant to such Assets and (6) all proceeds derived in any way from any of the foregoing, all on the terms set forth in this Purchase Agreement and the applicable Bill of Sale, and agrees that it will from time to time execute and deliver to the related Purchaser or its designee such instruments of further assurance and other instruments and will take such other action as the related Purchaser may reasonably request in order to evidence the purchase evidenced by such Bill of Sale.  On the related Closing Date, the related Purchaser shall pay the applicable Purchase Price for such Assets to the Seller in accordance with Section 8(c).

 (f)            In connection with each of the Seller’s assignments of Assets pursuant to subsection (e) above, the Seller will release the Loan File for each Mortgage Loan and the Property File for each REO Property to the applicable Purchaser.  Upon the sale of any Assets to a Purchaser, the ownership of all related Mortgage Notes, all related Mortgages, all related Loan Files and all related Property Files, as applicable, shall vest immediately in the Purchaser, and the ownership of all records and documents with respect to the Assets prepared by or which come into possession of the Seller or the Servicer shall vest immediately in the Purchaser, and shall be retained and maintained by the Lender as bailee pursuant to the terms of the Loan Agreement.  Notwithstanding the foregoing, a Purchaser may, at its own expense, appoint a custodian to take possession of the Loan Files and Property Files relating to its Assets; provided that such Purchaser, the Lender and the custodian enter into a custodial agreement reasonably acceptable to such parties.

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 (g)   It is acknowledged and agreed by the Seller that the Purchaser or its agents may  perform a due diligence review of the Loan Files and Property Files to enable the Purchaser or its agents to confirm on or before the 60th day following the related Closing Date that each of the documents and instruments set forth in Exhibits B-1 and B-2, as applicable, has been delivered by the Seller with respect to each such Loan File or Property File. In the event Seller fails to so deliver each such Loan File or Property File to the Purchaser, the Purchaser and its successors and assigns shall be entitled to pursue rights and remedies, including the rights or remedies in respect of such failure provided in Section 7 hereof. If the Seller cannot deliver, or cause to be delivered, as to each Mortgage File, the original or a copy of any of the documents or instruments referred to in clauses (b), (c), (f) or (g) of Exhibit B-1, or in clause (d) of Exhibit B-2, as applicable, with evidence of recording thereon, solely because of a delay caused by the public recording or filing office where such document or instrument has been delivered for recordation or filing, or because such original recorded document has been lost or returned from the recording or filing office and subsequently lost, as the case may be, the delivery requirements of Section 2(f) shall be deemed to have been satisfied as to such missing item, and such missing item shall be deemed to have been included in the related Loan File or Property File, as applicable, provided that a copy of such document or instrument (without evidence of recording or filing thereon, but certified (which certificate may relate to multiple documents and/or instruments) by the Seller to be a true and complete copy of the original thereof submitted for recording or filing, as the case may be) has been delivered to or at the direction of the Purchaser, and either the original of such missing document or instrument, or a copy thereof, with evidence of recording or filing, as the case may be, thereon, is delivered to or at the direction of the Purchaser (or any subsequent owner of the affected Assets) within 180 days of the Closing Date (or within such longer period after the Closing Date as the related Purchaser (or such subsequent owner) may consent to, which consent shall not be unreasonably withheld so long as the Seller has provided the related Purchaser (or such subsequent owner) with evidence of such recording or filing, as the case may be, or has certified to the related Purchaser (or such subsequent owner) as to the occurrence of such recording or filling, as the case may be, and is, as certified to the related Purchaser (or such subsequent owner) no less often than quarterly, in good faith attempting to obtain from the appropriate county recorder’s or filing office such original or copy). If the Seller cannot deliver, or cause to be delivered, as to the Assets, the original or a copy of the related lender’s Title Insurance Policy referred to in clause (e) of Exhibit B-1 or clause (h) of Exhibit B-2 solely because such policy has not yet been issued, the delivery requirements of Section 2(f) shall be deemed to be satisfied as to such missing item, and such missing item shall be deemed to have been included in the related Loan File or Property File, as applicable, provided that the Seller has delivered to the Purchaser a commitment for title insurance “marked-up” at the Closing, and the Seller shall deliver to or at the direction of the Purchaser (or any subsequent owner of the affected Asset), promptly following the receipt thereof, such Title Insurance Policy.

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 (h)   As to the Assets, the Seller shall be responsible for all costs associated with the recording or filing, as the case may be, of each assignment referred to in clauses (b), (c) and (f) of Exhibit B-1 and each UCC financing statement, if any, referred to in clause (g) of Exhibit B-1; provided that the Seller shall not be responsible for actually recording or filing any such document or instrument. If any such document or instrument is lost or returned unrecorded or unfiled, as the case may be, because of a defect therein, the Seller shall promptly prepare or cause the preparation of a substitute therefor or cure or cause the curing of such defect as the case may be, and shall thereafter deliver the substitute or corrected document to or at the direction of the Purchaser (or any subsequent owner of the affected Assets) for recording or filing, as appropriate at the Seller’s expense.

 (i)            All documents and records in the Seller’s possession (or under its control) relating to Assets that are not required to be a part of a Loan File in accordance with Exhibit B-1 or part of a Property File in accordance with Exhibit B-2 or are reasonably required to service the Assets (all such other documents and records, the “Servicing File”), together with all escrow payments, reserve funds and other comparable funds in the possession of the Seller (or under its control) with respect to the Assets, if any, shall be delivered by the Seller to the Servicer on the related Closing Date.

 (j)            Through the related Closing Date, the Seller shall assume all risk of loss to the Mortgaged Properties and REO Properties.  From and after the related Closing Date, the applicable Purchaser will assume all risk of loss to the Mortgaged Properties and REO Properties.

 (k)           The Seller’s records will reflect the transfer of Assets to a Purchaser as a sale.

 (l)            All Collections received by the Seller shall be held by the Servicer without set off or counterclaim and shall be reported to the Purchaser and deposited to the Purchaser’s Collection Account within two Business Days of receipt thereof

 (m)          It is intended that the conveyance of the Seller’s right, title and interest in and to the Assets pursuant to this Purchase Agreement and the related Bill of Sale shall constitute, and shall be construed as, a purchase and sale and not a secured borrowing. However, if such conveyance is deemed to be a secured borrowing, it is intended that the rights and obligations of the parties to such loan shall be established pursuant to the terms of this Purchase Agreement and the related Bill of Sale, and the Seller hereby grants to the related Purchaser a first priority security interest in all of the Seller’s right, title and interest in and to the Assets specified in the related Bill of Sale, whether now existing or hereafter acquired.

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 (n)   No more than five Persons may become a party to this Purchase Agreement as a Purchaser.  Each Purchaser will, to the extent reasonably practicable, (i) purchase a substantially equivalent percentage of the total Carrying Value of the Offered Assets selected for purchase and (ii) purchase a substantially equivalent mix of Mortgage Loans and REO Properties.

 SECTION 3.   Interim Period Activities.

 (a)   During the Interim Period, the Seller shall service the Offered Assets in accordance with Accepted Servicing Practices and all applicable federal, state and local laws, including without limitation, maintaining in full force and effect the hazard insurance policies, except that, with respect to Offered Assets that are REO Properties, the Seller shall only make repairs for noticed code violations, weather preservation, property security and demolition orders consistent with a reasonably prudent course of business, and the Seller shall not list any such REO Properties with a listing agent, and shall not otherwise engage a broker for any such REO Property or enter into any brokerage agreements except as may be agreed to in writing by the applicable Purchaser.  To the extent that the Seller has taken any such action with respect to Offered Assets that are REO Properties in violation of the preceding sentence during the Interim Period, the Seller shall notify the related Purchaser in writing prior to the related Closing Date and the related Purchaser in its sole discretion may purchase such Offered Asset, exchange such Offered Asset in an Optional Exchange or designate such Offered Asset as a Breaching Asset.

 (b)   During the Interim Period, with respect to any mortgage loan that is an Offered Asset, the Seller shall not, without the prior written consent of the applicable Purchaser (i) modify such mortgage loan (including, without limitation, a release of any collateral or any party from liability on or with respect to such mortgage loan), (ii) forgive principal in respect of such mortgage loan, (iii) accept a deed-in-lieu of foreclosure with respect to such mortgage loan, (iv) conduct any short sale in respect of the Mortgaged Property, (v) commence any foreclosure with respect to such mortgage loan or bankruptcy proceeding against the related Mortgagor, (vi) settle or compromise any condemnation or insurance claim or proceeding in respect of such mortgage loan, (vii) settle or compromise, or make any offers to settle or compromise, any existing litigation or other proceedings in respect of such mortgage loan, or (viii) take any action to materially impair any interest of a Purchaser in such mortgage loan or any interest therein.  To the extent that the Seller has taken any action described in clauses (i) through (viii) of the preceding sentence in respect of any mortgage loan that is an Offered Asset during the Interim Period, the Seller shall notify the related Purchaser in writing prior to the related Closing Date and the related Purchaser in its sole discretion may purchase such Offered Asset, exchange such Offered Asset in an Optional Exchange or designate such Offered Asset as a Breaching Asset.

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 (c)   During the Interim Period, with respect to any REO Property that is an Offered Asset, the Seller shall not, without the prior written consent of the applicable Purchaser (i) settle or compromise any condemnation or insurance claim or proceeding in respect of such REO Property, (ii) settle or compromise, or make any offers to settle or compromise, any existing litigation or other proceedings in respect of such REO Property, or (iii) take any action to materially impair any interest of a Purchaser in such REO Property.  To the extent that the Seller has taken any action described in clauses (i) through (iii) of the preceding sentence in respect of any REO Property that is an Offered Asset during the Interim Period, the Seller shall notify the related Purchaser in writing prior to the related Closing Date and the related Purchaser in its sole discretion may purchase such Offered Asset, exchange such Offered Asset in an Optional Exchange or designate such Offered Asset as a Breaching Asset.

 (d)   The Seller shall use commercially reasonable efforts to notify foreclosure and bankruptcy attorneys retained with respect to any mortgage loan that has been designated as an Asset to be purchased to stay, adjourn or otherwise postpone or extend the deadline to perform all actions enforcing any of the Seller’s rights and remedies under any of the related Mortgage Loan Documents; provided, that if any such action will impair or irrevocably waive any rights of the Seller or discharge or release any Mortgagor, then such action shall not be taken without the prior written consent of the applicable Purchaser which may be withheld in its sole and absolute discretion.  In addition, each such attorney shall be instructed to bill the Seller for fees, expenses and disbursement incurred up until the related Closing Date.

 (e)   If the Seller receives title to a Mortgaged Property during the Interim Period as a result of foreclosure, deed-in-lieu of foreclosure, power of sale or otherwise, such Mortgaged Property shall be an REO Property and shall be sold to a Purchaser pursuant to the representations and warranties contained in Section 5 and such other provisions as relate to the sale of REO Property.  The Seller shall be responsible for delivering to the related Purchaser an unrecorded Deed, where applicable, with respect to such REO Property, together with the other documents in the Property File on the Closing Date.

 SECTION 4.   Examination of Loan Files and Due Diligence Review.

 The Seller shall reasonably cooperate with any examination of the Loan Files, Property Files and Servicing Files that may be undertaken by or on behalf of any Purchaser either before or after the related Closing Date. The fact that a Purchaser has conducted or has failed to conduct any partial or complete examination of the Loan Files, Property Files and/or Servicing Files shall not affect the Purchaser’s right to pursue any right or remedy, including the rights and remedies provided in Section 7 for a breach of the Seller’s representations, warranties and covenants set forth in or contemplated by Section 5.

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SECTION 5.   Representations, Warranties and Covenants of the Seller.

 (a)   The Seller hereby makes, as of the Commitment Date and each applicable Closing Date (or as of such other date specifically provided in the particular representation or warranty), to and for the benefit of Fletcher and the related Purchaser, and their successors and assigns, each of the representations and warranties set forth in Exhibits C-1, C-2 and C-3, as applicable, and indicated on Exhibit A.

 (b)   In addition, the Seller, as of the Commitment Date and each Closing Date, hereby represents and warrants to, and covenants with, Fletcher and each Purchaser that:

(i)             The Seller is duly incorporated and is validly existing in good standing as a state chartered bank under the laws of the State of Georgia.  The Seller is in compliance with the laws of each State in which any Assets are located to the extent necessary to perform its obligations under this Purchase Agreement.

(ii)            The execution and delivery by the Seller of this Purchase Agreement and the performance by Seller of all of its obligations hereunder have been duly authorized by all requisite corporate action and no further consent or authorization of the Seller, its Board of Directors or sole stockholder is required.

(iii)   The Seller has full banking power and authority to (A) own and operate its properties and assets and execute and deliver this Purchase Agreement and each Bill of Sale, (B) perform its obligations hereunder and (C) carry on its business as presently conducted and as presently proposed to be conducted.  The Seller and its subsidiaries are duly licensed, qualified and authorized to do business and are in good standing in all jurisdictions in which the nature of their activities and of their properties (both owned and leased) makes such licensing, qualification or authorization necessary, except where the failure to do would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.

(iv)   This Purchase Agreement has been duly executed and delivered by the Seller, and when this Purchase Agreement is duly authorized, executed and delivered by the Purchaser, will be a valid and binding agreement enforceable against the Seller in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights generally and to general principles of equity.

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(v)            Neither the execution and delivery by the Seller of this Purchase Agreement nor the performance by the Seller of any of its obligations hereunder violates, conflicts with, results in a breach of, or constitutes a default (or an event which with the giving of notice or the lapse of time or both would be reasonably likely to constitute a default) or creates any rights in respect of any Person under (A) the articles of incorporation or by-laws (or other comparable documents) of the Seller or any of its Affiliates, (B) any decree, judgment, order, law, treaty, rule, regulation or determination of any court, governmental agency or body, or arbitrator having jurisdiction over the Seller or any of its Affiliates or any of their respective properties or assets, or (C) the terms of any bond, debenture, indenture, credit agreement, note or any other evidence of indebtedness, or any agreement, stock option or other similar plan, lease, mortgage, deed of trust or other instrument to which the Seller or any of its Affiliates is a party, by which the Seller or any of its Affiliates is bound, or to which any of the properties or assets of the Seller or any of its Affiliates is subject.

(vi)   There is no pending or, to the best knowledge of the Seller, threatened action, suit, proceeding or investigation before any court, governmental agency or body, or arbitrator having jurisdiction over the Seller or any of its Affiliates that would affect the execution by the Seller of, or the performance by the Seller of any of its obligations under, this Purchase Agreement.

(vii)          The Seller has not incurred debt, and does not intend to incur debt, beyond its ability to pay such debt as it matures.  For purposes of this paragraph, “debt” means any liability on a claim, and “claim” means (x) a right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured, or (y) a right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured, or unsecured.  With respect to any such contingent liabilities, such liabilities are computed at the amount which, in light of all the facts and circumstances existing at the time, represents the amount which can reasonably be expected to become an actual or matured liability.

(viii)         The Seller is receiving fair consideration from the Purchaser or its Affiliates for the Assets sold and the agreements, covenants, representations and warranties made by the Seller to the Purchaser.  The Seller is not transferring any Asset with any intent to hinder, delay or fraud any of its creditors.  The Seller has obtained the consents to the sale of the Assets from all of its required secured lenders.

(ix)            The Seller possesses all material certificates, authorizations and permits issued by the appropriate federal, state or foreign regulatory authorities necessary to conduct its business.  The Seller is not in violation of any material judgment, decree or order or any statute, ordinance, rule or regulation applicable to it.

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(x)             The Seller is insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which the Seller is engaged.

(xi)            The Seller is not, and is not an affiliate of, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(xii)   The Seller has not dealt with any broker, investment banker, agent or other person, other than the Purchaser and its affiliates, that may be entitled to any commission or compensation in connection with the sale of the Assets or the consummation of any of the other transactions contemplated hereby.

(xiii)          No consent, approval, authorization or order of any court, governmental agency or other body is required for execution and delivery by the Seller of this Purchase Agreement or any Bill of Sale or the performance by the Seller of any of its obligations hereunder.  No registration or filing with, or notice to, any governmental authority or court is required, under federal or state law (including, with respect to any bulk sale laws), for the execution delivery and performance of or compliance by the Seller with this Purchase Agreement or the consummation by the Seller of any transaction contemplated hereby, other than (1) the filing or recording of financing statements, instruments of assignment and other similar documents necessary in connection with the Seller’s sale of the Assets to the Purchasers and (2) such consents, approvals, authorizations, qualifications, registrations, filings or notices as have been obtained or made.

(xiv)          If a third party, including a potential purchaser of the Assets, inquires, the Seller will promptly indicate that the Assets have been sold to a Purchaser and the Seller will not claim any ownership interest in the Assets.

(xv)           The Seller’s records (including for purposes of GAAP) will reflect the transfer of the Assets to the Purchaser as a sale.

(xvi)          Each obligor of an Asset (if any) will be notified of the sale of such Asset contemplated hereby.

(c)            Upon discovery by any of the parties hereto of a breach or defect of any of the representations and warranties made pursuant to and set forth in subsection (b) above or a breach or defect of any of the representations and warranties made pursuant to subsection (a) above and set forth in Exhibits C-1, C-2 and C-3, as applicable, which has a material adverse effect on the Seller’s ability to perform its obligations hereunder or the value of any Asset, the party discovering such breach or defect shall give prompt written notice to the other party hereto and its assigns.

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 SECTION 6.   Representations, Warranties and Covenants of Fletcher.

Fletcher, as of the Commitment Date and each applicable Closing Date, hereby represents and warrants to the Seller that:

(a)            Fletcher has been duly incorporated and is validly existing and in good standing under the laws of the State of Delaware.

(b)            The execution, delivery and performance of this Purchase Agreement by Fletcher have been duly authorized by all requisite corporate action and no further consent or authorization of Fletcher, its Board of Directors or its stockholders is required.  This Purchase Agreement has been duly executed and delivered by Fletcher and, when duly authorized, executed and delivered by the Seller, will be a valid and binding agreement enforceable against Fletcher in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights generally and to general principles of equity.

 SECTION 7.   Post-Closing Substitution of Assets.

(a)            Within 90 days of receipt of written notice or knowledge by the Seller of a breach or defect of any representation or warranty made pursuant to Section 5(a) and set forth in Exhibits C-1, C-2 and C-3 that causes an Asset to be a Breaching Asset, the Seller shall use commercially reasonable efforts to cure such defect or breach, as the case may be, in all material respects.  For any such breach or defect for which the Seller has received written notice or has knowledge thereof during the three-year period following the affected Asset’s Closing Date (the “Substitution Period”), if the Seller fails to cure such defect or breach within such 90-day period in all material respects, the related Purchaser may  exchange such Breaching Asset for one or more Offered Assets that have an aggregate Carrying Value that is equal to or greater than the then-current Carrying Value of the Breaching Asset that is being exchanged by written notice to the Seller (a “Post-Closing Substitution”); provided, that if the aggregate Carrying Value of all Offered Assets exchanged in Post-Closing Substitutions by all Purchasers after May 31, 2010 exceeds $15 million, or if written notice of such exchange is delivered to the Seller after September 30, 2010, a Purchaser may only exchange Breaching Assets for which the applicable breaches would have a material adverse effect to the Purchaser.  The Seller and the related Purchaser shall execute and deliver any and all such additional assignments, deeds, instruments of transfer and other documents as may be reasonably required in order to complete the exchange transactions.  The Seller shall be responsible for, and shall pay when due and payable, all transfer, filing and recording fees and taxes, costs and expenses, and any state or county documentary taxes, if any, with respect to the filing or recording of any document or instrument contemplated hereby in connection with such substitution, and shall be responsible for recording any documents evidencing the transfers.  In connection with any exchange of assets contemplated by this Section 7, the Seller and the related Purchaser shall tender promptly or cause to be tendered promptly to the other party, the related Loan File, Property File and Servicing File, as applicable.

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(b)    If the Seller defaults on its obligations to substitute any Breaching Asset in accordance with Section 7(a) or disputes its obligation to cure or to exchange the affected Assets in accordance with such subsection, the Purchaser or its successors and assigns may take such action as is appropriate to enforce such payment or performance, including, without limitation, the institution and prosecution of appropriate proceedings.  To the extent the Purchaser or its successors and assigns prevail in such proceeding, the Seller shall reimburse the Purchaser or its successors and assigns, as applicable, for all necessary and reasonable costs and expenses incurred in connection with the enforcement of such obligation of the Seller to cure or substitute the Breaching Asset in accordance with this Section 7.

(c)    At all times during the Substitution Period, the Seller shall maintain a list of at least $25,000,000 in Carrying Value of Offered Assets, excluding Breaching Assets, by updating the list of Offered Assets in Exhibit A.  Initially, such list will consist of the Offered Assets not purchased by the Purchasers, excluding Breaching Assets.

 SECTION 8.   Initial Deposit; Payment of Purchase Price; UCB Breaches; Liquidated Damages.

(a)            On or about April 1, 2010 (but in no event later than April 5, 2010), Fletcher, on behalf of itself and the Purchasers, shall remit $10 million (the “Deposit”) to the Seller by wire transfer of immediately available funds to an interest-bearing savings account specified in writing by the Seller (the “Deposit Account”), which funds shall be held by the Seller in trust in accordance with the terms and conditions of this Section 8.

(b)            Interest earned on the Deposit shall be for the account of Fletcher and the Purchasers and shall be distributed at the direction of Fletcher.

(c)            On each Closing Date, to the extent of funds on deposit in the Deposit Account, the Seller shall  apply 10% of the aggregate Purchase Price of the Assets purchased on such Closing Date from the Deposit Account toward the aggregate Purchase Price payable to the Seller on such Closing Date.  The remainder of the aggregate Purchase Price payable by a Purchaser on such Closing Date shall be funded (i) using funds to be advanced to such Purchaser pursuant to (and subject to the fulfillment of the conditions precedent to such funding specified in Article IV of) the Loan Agreement entered into by such Purchaser and the Lender in an amount equal to 80% of the aggregate Purchase Price, and (ii) after giving effect to the credit of funds in the Deposit Account (if any) described above and the funds to be advanced to such Purchaser pursuant to the Loan Agreement as described in clause (i), using funds available to the Purchaser from other sources other than amounts on deposit in such Purchaser’s Carry Account; provided, however, that with respect to a Substitution pursuant to Section 7, the Purchase Price shall be deemed paid by the substitution of the Breaching Asset with the exchanged Offered Asset.  Upon the occurrence of any of the following events (each, a “UCB Breach”):

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(i)             any Closing contemplated by this Purchase Agreement cannot be completed due to (A) a material failure by United Community Bank in the performance of  its obligations as Seller under this Purchase Agreement which is not cured within 10 days, (B) a failure by United Community Bank to execute a Loan Agreement in substantially the form attached to this Purchase Agreement as Exhibit J or such other form as may be reasonably acceptable to United Community Bank and the related Purchaser, (C) a material failure of United Community Bank in the performance of its obligations under any Loan Agreement (assuming the applicable Purchaser has fulfilled all of its obligations precedent to such performance under such Loan Agreement), (D) the failure of United Community Bank to enter into a Servicing Agreement in substantially the form attached to this Purchase Agreement as Exhibit G or such other form as may be reasonably acceptable to United Community Bank and the related Purchaser or (E) a directive issued by the FDIC or any other regulatory authority;

(ii)            the appointment of, or the consent by United Community Bank to the appointment of, a receiver with respect to it or with respect to any substantial part of its property;

(iii)   a final adjudication of an act by United Community Bank that constitutes fraud or criminal activity in the performance of its activities with respect to this Purchase Agreement;

or if any Closing does not occur before the termination of this Purchase Agreement pursuant to Section 9(d) for any reason other than a failure on the part of the Purchaser to fulfill its purchase obligation under this Purchase Agreement and the related Bill of Sale by such date, all amounts remaining on deposit in the Deposit Account shall immediately be released to the Purchasers at the direction of Fletcher, and the Purchasers shall have no further obligations to complete any further Closings.  In the absence of any such events, the Seller shall be, and hereby is, authorized to retain any funds remaining on deposit in the Deposit Account after termination of this Purchase Agreement pursuant to Section 9(d).  The parties expressly acknowledge that it would be impractical and extremely difficult to estimate the actual damages the Seller would suffer if the Purchasers failed to satisfy their purchase obligations and that the retention of the remaining Deposit is intended not as a penalty, but as the sole and exclusive remedy (whether at law or in equity) for the Seller’s lost opportunities and other costs, expenses and damages in connection with this Purchase Agreement.

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 SECTION 9.   Closing; Conditions Precedent; Termination.

(a)            Each Closing shall be held at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York 10036 at 10:00 a.m., New York City time, on April 30, 2010, or, with respect to any Offered Assets selected for purchase pursuant to Section 2(a) that are not purchased on such date for any reason, on such later date that is three Business Days following the satisfaction of the conditions set forth in clause (b) or (c) below (other than conditions that by their nature are to be satisfied at Closing), or on such other date or in such other manner as shall be mutually agreed upon in writing by the Seller and the related Purchaser; provided, however, that Closings may be delayed in the circumstances contemplated in Section 2 and Substitutions may be effected as contemplated by Sections 2 and 8.  On the related Closing Date, the Seller and the related Purchaser shall execute and deliver to each party a Bill of Sale for the related Closing.

(b)            The obligation of the applicable Purchaser to consummate each Closing shall be subject to, with respect to the Offered Assets to be purchased at such Closing, each of the following conditions precedent except to the extent such conditions are waived in writing by the applicable Purchaser in its sole discretion:

(i)             All of the representations and warranties of the Seller specified in this Purchase Agreement shall be true and correct in all material respects as of the related Closing Date;

(ii)            All documents and opinions specified in Section 10 (the Closing Documents) to be delivered by the Seller on the related Closing Date shall be duly executed and delivered by all signatories as required pursuant to the respective terms thereof;

(iii)   With respect to any REO Property which is a residential property to be sold in such Closing, the Seller and the related Purchaser shall have executed a Disclosure of Information on Lead-Based Paint and Lead Hazards for REO Properties, in the form of Exhibit F attached hereto;

(iv)   No UCB Breach shall have occurred;

(v)            The Seller shall have delivered and released to the Purchaser or the Purchaser’s designee, as the case may be, all documents required to be so delivered pursuant to Section 2 on the related Closing Date;

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(vi)   All other terms and conditions of this Purchase Agreement and the related Bill of Sale required to be complied with by the Seller on or before the related Closing Date shall have been complied with, and the Seller shall have the ability to comply with all terms and conditions and perform all duties and obligations required to be complied with or performed after the related Closing Date; and

(vii)          The Purchaser shall be satisfied that all of the conditions precedent described above have been satisfied.

(c)            The obligation of the Seller to consummate each Closing shall be subject to, with respect to the Offered Assets to be purchased at such Closing, each of the following conditions precedent except to the extent such conditions precedent are waived in writing by the Seller in its sole discretion:

(i)             All of the representations and warranties of Fletcher and the applicable Purchaser specified in this Purchase Agreement or in the related Joinder shall be true and correct in all material respects as of the related Closing Date;

(ii)   All documents specified in Section 10 (the Closing Documents) to be delivered by the applicable Purchaser on the related Closing Date shall be duly executed and delivered by all signatories as required pursuant to the respective terms thereof;

(iii)   All other terms and conditions of this Purchase Agreement and the related Bill of Sale required to be complied with by the applicable Purchaser on or before the related Closing Date shall have been complied with, and the applicable Purchaser shall have the ability to comply with all terms and conditions and perform all duties and obligations required to be complied with or performed after the related Closing Date;

(iv)   The payment (or deemed payment) of the aggregate Purchase Price in accordance with Section 8(c) of this Purchase Agreement shall have been received (or deemed received) (including the payment by the applicable Purchaser of 10% of such Purchase Price that is not credited from the Deposit or funded by a loan under a Loan Agreement); and

(v)            The Seller shall be satisfied that all of the conditions precedent described above have been satisfied.

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(d)            This Purchase Agreement may be terminated at any time prior to the consummation of all Closings with respect to any future Closings by either Fletcher or the Seller upon written notice to the other at any time after May 31, 2010; provided, however, that such right to terminate shall not be available to such party if the failure of any Closing to occur by such date is the result of one or more breaches or violations of, or inaccuracy in any covenant, agreement, representation or warranty of this Purchase Agreement by such party (other than, with respect to any Offered Asset, a breach of any representation or warranty set forth in Exhibits C-1, C-2 or C-3, as applicable).  Notwithstanding the foregoing, all representations, warranties, covenants and agreements in this Purchase Agreement and any Bill of Sale as they may relate to any consummated Closing shall survive the termination of this Purchase Agreement except to the extent expressly provided otherwise herein.

 SECTION 10.   Closing Documents.

The “Closing Documents” to be delivered on each Closing Date shall consist of the following:

(a)            This Purchase Agreement duly executed and delivered by the Seller and Fletcher, with a Joinder to the Purchase Agreement duly executed and delivered by the related Purchaser;

(b)            A Servicing Agreement, duly executed and delivered by the related Purchaser and the Servicer;

(c)            A Loan Agreement, together with any other Loan Documents (as such term in defined in the Loan Agreement) specified in Section 4.01 of such Loan Agreement, duly executed and delivered by the Lender and the related Purchaser, as applicable;

(d)            A certificate of good standing from the Secretary of State of the State of Georgia with respect to the Seller;

(e)            All Assignments of Leases, Rents and Profits, if any, together with an assignment thereof duly executed by the Seller, assigning to Purchaser all of the Seller’s right, title and interest therein;

(f)             A certificate of the Seller substantially in the form of Exhibit H hereto, executed by an executive officer or authorized signatory of the Seller and dated the Closing Date, and upon which the Purchaser may rely;

(g)            A written opinion of counsel for the Seller, opining on issues described in  Exhibit I and subject to such reasonable assumptions and qualifications as may be requested by counsel for the Seller and acceptable to counsel for the Purchaser, dated the applicable Closing Date and addressed to the Purchaser and to Fletcher;

(h)            With respect to any REO Properties, the final settlement statement agreed upon in writing pursuant to Section 12(f); and

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(i)             Such other certificates and documents as the Purchaser may reasonably request.

 SECTION 11.  Post-Closing Activities.

(a)            As soon as reasonably practicable after the Closing Date:

(i)             Each related Purchaser and the Seller shall (A) with respect to Assets in litigation (including foreclosure), to the extent necessary or advisable, file appropriate pleadings with the court that will substitute Purchaser’s attorney for Seller’s attorney, and remove Seller as a party to the litigation and substitute Purchaser as the real party in interest; and (B) with respect to Mortgage Loans with respect to which the related mortgagor is in bankruptcy, mail to each of the Seller’s bankruptcy attorney, the Seller’s foreclosure attorney, the mortgagor’s attorney and the bankruptcy trustee a letter advising such attorney that the Seller has sold the Mortgage Loan on the related Closing Date to the related Purchaser.

(ii)            Each related Purchaser and the Seller shall file or cause to be filed, as and when required by law, all IRS forms 1099, 1099A, 1098 or 1041 and K-1 in relation to the ownership of the Mortgage Loans for the portion of such year the Mortgage Loans were owned by the Seller.

(b)            Not later than the first anniversary of the Closing Date, the Seller shall deliver to the related Purchaser a statement setting forth any corrections to the amounts payable by the Seller or the related Purchaser with respect to the Assets but not included in the amounts referred to in Section 12, together with the documentation relating to such corrections.

(c)            At any time, and from time to time after the related Closing Date, upon the reasonable request of a party hereto, and at the expense of such party, the other party shall do, execute, acknowledge and deliver, and shall cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably required in order to better assign, transfer, grant, convey, assure and confirm to Purchaser, and to collect any or all of the Mortgage Loans, manage the REO Properties or document its ownership to each of the REO Properties as provided for herein or to effectuate the purpose and carry out the terms of this Purchase Agreement.

 SECTION 12.  Other Expenses.

(a)            Each party will pay its own expenses (including the fees and expenses of its attorneys) in connection with the negotiations for, documenting of and closing of the transactions contemplated by this Purchase Agreement.

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(b)            In connection with the transfer of any Mortgage Loan registered with MERS, the Seller shall, at its own expense, cause the MERS System to indicate that such Mortgage Loan has been assigned to Purchaser.

(c)            With respect to each REO Property, the Seller shall pay all real estate transfer taxes, sales taxes or similar taxes, license and permit assignment fees, assessments, levies, deductions, fees, withholdings or charges of whatever nature in connection with the transfer of the REO Property to the Purchaser.

(d)            The Seller acknowledges its liability for all real estate taxes, ad valorem taxes, street vault taxes, personal property taxes and other taxes, assessments and charges, other municipal and state charges, license and permit fees, water and sewer rents and all other charges affecting the REO Properties, and any interest and penalties due thereon (collectively, the “Taxes”) through the related Closing Date only, whether or not such Taxes are (i) due and payable as of the related Closing Date, (ii) delinquent as of the related Closing Date or (iii) billed as of the related Closing Date.  The Purchaser shall be liable for all Taxes on the REO Properties accruing after the related Closing Date.  Taxes paid by the Seller prior to the related Closing Date with respect to periods that extend beyond the related Closing Date shall be prorated and adjusted as of the related Closing Date as set forth below.

(e)            With respect to the REO Properties, the following items for which the Seller has received notice by the related Closing Date (including any such charges on bills that relate to all periods prior to the related Closing Date, without regard to when such costs shall become due and payable), are to be paid by the Seller through and including the related Closing Date: (i) utilities (including, without limitation, telephone service, heat, steam, electric power, cable, and trash removal, fuel, water, water frontage charges and/or meter charges), (ii) sewer and sanitary charges and taxes thereon, (iii) amounts prepaid or payable pursuant to the insurance premiums, management or brokerage agreements, service, supply, security, maintenance or similar agreements, (iv) condominium, cooperative and home owner association fees, assessments, maintenance and common charges or (v) any other similar fees or expenses in connection with the servicing of the REO Properties.  The Purchaser shall be responsible for and shall pay any such charges on bills that relate to all periods after the related Closing Date, regardless of when such items are due and payable.

(f)             Upon the related Closing Date, the items set forth in Sections 12(c), (d) and (e) above, together with all rents and other payments actually received by the Seller under the terms of any lease for the month of the Closing, shall be apportioned between the Seller and the related Purchaser on the basis of a settlement statement approved in writing by the Seller and the Purchaser.  Not later than five Business Days prior to the related Closing Date, the Seller shall deliver to such Purchaser a draft settlement statement which shall contain a list of the items to be apportioned in accordance with Sections 12(c), (d) and (e).  Not later than three Business Days prior to the Closing Date, the Purchaser shall deliver to the Seller a written statement of objection or agreement to such settlement statement.  If the Purchaser objects to any portion of the settlement statement, the Seller and the Purchaser shall, reasonably and in good faith, negotiate and agree upon a final settlement statement.  All other costs, fees and income related to an REO Property shall, unless otherwise specifically allocated in this Purchase Agreement, be allocated in accordance with customary practice for properties similar to the REO Property located in the county in which the REO Property is located.

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(g)            With respect to any Asset, the obligations of the Seller and the Purchaser pursuant to this Section 12 shall survive for a period of 395 days after the related Closing Date, during which period Seller and Purchaser shall agree on a reconciliation of the apportionments described herein, if necessary.

SECTION 13.  Indemnification.

(a)            The Seller shall indemnify and hold harmless the Purchaser and its successors and assigns, from and against any loss, liability, expense, claim, damage or injury (“Damages”) suffered or sustained by reason of any acts, omissions or alleged acts or omissions arising out of any representations and warranties being untrue or incorrect at the time any such representation or warranty was made, or arising out of or based on the arrangement created by this Purchase Agreement and the activities of the Seller taken pursuant hereto, including any judgment, award, settlement, reasonable attorneys, fees and other costs or expenses incurred in connection with the defense of any actual or threatened action, proceeding or claim; provided, however, that the Seller shall not indemnify the Purchaser or its successors and assigns if such acts, omissions or alleged acts or omissions constitute fraud, willful misfeasance, bad faith or gross negligence by the Purchaser or were taken at the direction of or with the consent of the Purchaser.  Any indemnification under this Section 13 shall survive the termination of this Purchase Agreement for a period of five years; provided, however, that any indemnification under this Section 13 with respect to breaches of Extended Representations and Warranties shall survive indefinitely, subject to applicable statutes of limitations; and provided, further, that, with respect to each Asset purchased by a Purchaser hereunder, any indemnification related thereto under this Section 13 with respect to breaches of representations and warranties set forth on Exhibits C-1, C-2 or C-3, other than Extended Representations and Warranties, shall survive the termination of this Purchase Agreement until the date that is the six (6) month anniversary of the date such Asset is sold, transferred or otherwise conveyed to a third party, or, if it is a Mortgage Loan, repaid in full.

(b)            The Seller shall not have any indemnification obligation under Section 13(a) unless and until the aggregate amount of Damages incurred by all Purchasers or their respective successors or assigns in respect of all such acts, omissions or alleged act or omissions exceeds $1,000,000, whereupon the Purchaser or its successors or assigns shall be entitled to recover all such Damages to the extent the aggregate amount of Damages incurred by all Purchasers and their respective successors or assigns exceeds $1,000,000.

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(c)            Notwithstanding anything to the contrary contained in this Purchase Agreement, the Seller shall not be liable or otherwise responsible for consequential, incidental, special, indirect, exemplary or punitive damages or for any diminution in value of the Assets.

(d)            Conduct of Third Party Claims.

(i)      Whenever a claim for indemnification shall arise under this Section 13 as a result of a third-party claim, the party seeking indemnification (the “Indemnified Party”), shall notify the party from whom such indemnification is sought (the “Indemnifying Party”) in writing of claim and the facts constituting the basis for such claim in reasonable detail;

(ii)             Such Indemnifying Party shall have the right to retain the counsel of its choice in connection with such claim and to participate at its own expense in the defense of any such claim; provided, however, that counsel to the Indemnifying Party shall not (except with the consent of the relevant Indemnified Party) also be counsel to such Indemnified Party.  In no event shall the Indemnifying Party be liable for fees and expenses of more than one counsel (in addition to any local counsel) separate from its own counsel for all Indemnified Parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances.  Notwithstanding anything to the contrary in the foregoing, (A) if defendants in any action include any Indemnified Party and any Indemnifying Party, and any Indemnified Party shall have been advised by its counsel that there may be material legal defenses available to such Indemnified Party inconsistent with those available to the Indemnifying Party, the Indemnified Party shall have the right to employ its own counsel in such action, and in such case the fees and expenses of the Indemnified Party’s counsel shall be borne by such Indemnified Party and (B) if a conflict of interest exists between any Indemnified Party and any such Indemnifying Party with respect to such claim or the defense thereof, the Indemnified Party shall have the right to employ its own counsel in such action, and in such case the fees and expenses of the Indemnified Party’s counsel shall be borne by the Indemnifying Party; and

(iii)            No Indemnifying Party shall, without the prior written consent of the Indemnified Parties (which consent shall not be unreasonably withheld), settle or compromise or consent to the entry of any judgment with respect to any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever in respect of which indemnification could be sought under this Section 13 unless such settlement, compromise or consent (A) includes an unconditional release of each Indemnified Party from all liability arising out of such litigation, investigation, proceeding or claim and (B) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any Indemnified Party.

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 SECTION 14.     Notices.

All demands, notices and communications hereunder shall be in writing and shall be deemed to have been duly given if personally delivered to or mailed, by certified mail, postage prepaid, by overnight mail or courier service, or transmitted by facsimile and confirmed by a similar mailed writing as follows:

If to Fletcher, to:

Fletcher International, Inc.
48 Wall Street
5th Floor
New York, NY  10005-2911
Telephone: ( (212) 284-4800
Fax: (212) 284-4801
Attention:  Denis Kiely

or such other address or facsimile number as may hereafter be furnished to the Seller in writing by Fletcher.

If to the Seller, to:

United Community Bank
Attn:  David Shearrow
125 Highway 515 East
Blairsville, GA 30514
Telephone:  (706) 781-2265
Fax:  (706) 781-6713

with a copy to:

Kilpatrick Stockton LLP
1100 Peachtree Street
Suite 2800
Atlanta, GA  30309
Attn:  James W. Stevens
Telephone:  (404) 815-6500
Fax:  (404) 541-3400

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or to such other address or facsimile number as the Seller may designate in writing to Fletcher and to each Purchaser.

If to a Purchaser, to the address and facsimile number designated in its Joinder or to such other address or facsimile numbers as the Purchaser may designate in writing to the Seller.

 SECTION 15.   Representations, Warranties and Agreements to Survive Delivery.

All representations, warranties and agreements contained in this Purchase Agreement, incorporated herein by reference or contained in the certificates of officers of the Seller submitted pursuant hereto, shall remain operative and in full force and effect and shall survive delivery of the Assets by the Seller to the Purchaser or its designee for a period of five years beyond the applicable Closing Date, other than (i) Extended Representations and Warranties, which shall survive indefinitely, subject to applicable statutes of limitations, and (ii) representations and warranties set forth on Exhibits C-1, C-2 or C-3, other than Extended Representations and Warranties, shall survive the termination of this Purchase Agreement until the date that is the six (6) month anniversary of the date such Asset is sold, transferred or otherwise conveyed to a third party, or, if it is a Mortgage Loan, repaid.

 SECTION 16.   Severability of Provisions.

Any part, provision, representation, warranty or covenant of this Purchase Agreement that is prohibited or which is held to be void or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof.  Any part, provision, representation, warranty or covenant of this Purchase Agreement that is prohibited or unenforceable or is held to be void or unenforceable in any particular jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  To the extent permitted by applicable law, the parties hereto waive any provision of law which prohibits or renders void or unenforceable any provision hereof.

 SECTION 17.          Rights Cumulative; Waivers.

The rights of each of the parties under this Purchase Agreement are cumulative and may be exercised as often as any party considers appropriate.  The rights of each of the parties hereunder shall not be capable of being waived or varied otherwise than by an express waiver or variation in writing.  Any failure to exercise or any delay in exercising any of such rights shall not operate as a waiver or variation of that or any other such right.

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 SECTION 18.   Headings.

The headings of the Sections contained in this Purchase Agreement are inserted for convenience only and shall not affect the meaning or interpretation of this Purchase Agreement or any provision hereof.

 SECTION 19.   Counterparts.

The parties may execute and deliver this Purchase Agreement as a single document or in any number of counterparts, manually, by facsimile or by other electronic means, including contemporaneous xerographic or electronic reproduction by each party’s respective attorneys.  Each counterpart shall be an original, but a single document or all counterparts together shall constitute one instrument that shall be the agreement.

 SECTION 20.   Entire Agreement; Separation of Agreements.

This Purchase Agreement (including the Appendix and the Exhibits attached to this Purchase Agreement) constitutes the entire agreement among the parties with respect to the subject matter of this Purchase Agreement and supersede all prior agreements, representations and understandings related to such subject matters.  The parties acknowledge and agree that this Purchase Agreement and the Securities Purchase Agreement are wholly separate and distinct agreements that are supported by separate consideration.  Notwithstanding anything to the contrary contained herein or in the Securities Purchase Agreement, the parties’ obligations under this Purchase Agreement  are separate and distinct from the parties’ obligations under the Securities Purchase Agreement.  Accordingly, breach by any party of  any of the provisions of this Purchase Agreement shall not excuse performance by, or provide the basis for any remedy for, any party under the Securities Purchase Agreement.  Likewise, breach by either party of any of the provisions of  the Securities Purchase Agreement shall not excuse performance by, or provide the basis for any remedy for, any party under this Purchase Agreement.

 SECTION 21.   GOVERNING LAW.

THIS PURCHASE AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, AND EACH OF THE PARTIES HERETO HEREBY SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT IN NEW YORK CITY, NEW YORK AND ANY COURT HEARING ANY APPEAL THEREFROM, OVER ANY SUIT, ACTION OR PROCEEDING AGAINST IT ARISING OUT OF OR BASED UPON THIS PURCHASE AGREEMENT (A “RELATED PROCEEDING”).  EACH OF THE PARTIES HERETO HEREBY WAIVES ANY OBJECTION TO ANY RELATED PROCEEDING IN SUCH COURTS WHETHER ON THE GROUNDS OF VENUE, RESIDENCE OR DOMICILE OR ON THE GROUND THAT THE RELATED PROCEEDING HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

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 SECTION 22.   Further Assurances.

The Seller and the Purchasers agree to execute and deliver such instruments and take such further actions as the other party may, from time to time, reasonably request in order to effectuate the purposes and to carry out the terms of this Purchase Agreement.

 SECTION 23.   Successors and Assigns.

This Purchase Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns and, with respect to Section 13, will inure to the benefit of their respective officers, directors, employees, consultants, agents, attorneys, accountants and affiliates and each Person that controls (within the meaning of Section 20 of the Securities Exchange Act of 1934, as amended) any of the foregoing Persons, and no other Person will have any right or obligation hereunder.  The rights and obligations of the Seller and a Purchaser under this Purchase Agreement shall not be assigned by either such party without the prior written consent of the other such party, which consent shall not be unreasonably withheld, conditioned or delayed, except that (a) any person into which the Seller may be merged or consolidated, or any corporation or other entity resulting from any merger, conversion or consolidation to which the Seller is a party, or any person succeeding to all or substantially all of the business of the Seller, shall be the successor to the Seller hereunder and (b) any person into which a Purchaser may be merged or consolidated, or any corporation or other entity resulting from any merger, conversion or consolidation to which such Purchaser is a party, or any person succeeding to all or substantially all of the business of such Purchaser, shall be the successor to such Purchaser hereunder.  Notwithstanding the foregoing, the Purchaser may, in whole or in part, in its sole discretion (i) assign, pledge, hypothecate or transfer this Purchase Agreement or any of the rights and associated obligations contemplated by this Purchase Agreement to any other Purchaser or any Fletcher affiliates, parallel investment funds, co-investment funds or successor investment funds of the Purchaser, and (ii) pledge or hypothecate any of the rights and associated obligations contemplated by this Purchase Agreement in connection with financing, derivative or hedging transactions with respect to this Purchase Agreement, provided, that, any such assignment, pledge, hypothecation or transfer must comply with applicable federal and state securities laws.  Except as provided in this Section 23, this Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

 SECTION 24.   Amendments.

This Agreement may be amended, modified or supplemented in any and all respects, but only by a written instrument signed by a duly authorized officer of the party against whom such amendment, waiver, modification or alteration is sought to be enforced expressly stating that such instrument is intended to amend, modify or supplement this Agreement.

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 SECTION 25.   Reports of the Seller.

The Seller and the Servicer shall cooperate with and, upon request, provide to the Purchaser or to the then current owner such information as may be reasonably necessary to prepare or cause to be prepared any tax returns that may be required by applicable federal, state and local law.

 SECTION 26.   Confidentiality

Prior to consummation of all of the transactions contemplated by this Purchase Agreement, the parties to this Purchase Agreement will provide one another with information which may be deemed by the party providing the information to be confidential.  Each party agrees that it will hold confidential and protect all information provided to it by the other party to this Purchase Agreement or such party’s affiliates, except that the obligations contained in this Section 26 shall not in any way restrict the rights of any party or person to use information that:  (a) was known to such party prior to the disclosure by the other party; (b) is or becomes generally available to the public other than by breach of this Purchase Agreement; (c) otherwise becomes lawfully available to a party to this Purchase Agreement on a non-confidential basis from a third party who is not under an obligation of confidence to the other party to this Purchase Agreement or (d) was independently developed by such party without use of such information, as shown by such party’s files and records or other evidence in such party’s possession. Notwithstanding the foregoing, a party may disclose any of such information to directors, officers, employees, agents, advisors (including legal counsel and accountants) and to its representatives or representatives of its affiliates, who in each case need to know such information and who in each case have been informed by the undersigned of the confidential nature of such information.

If a party is required by applicable law, regulation, rule or order issued by any administrative, governmental, regulatory, judicial or stock exchange authority, or in response to a request from such party’s auditors, to disclose any portion of such information, the party may disclose such information.  If this Purchase Agreement is terminated, upon request each party hereto agrees to return or destroy all documents, statements and other written materials, whether or not confidential, and all copies thereof, provided to it by or on behalf of the other party to this Agreement except to the extent that such party is required by law, regulation, internal procedure or court order to retain such information and such related documents for audit or regulatory purposes.  The provisions of this Section 26 shall survive termination, for any reason whatsoever, of this Purchase Agreement for twelve (12) months or until such earlier time as all such information becomes publicly known and made generally available through no action or inaction of such party in violation of this Purchase Agreement, and, without limiting the remedies of the parties hereto in the event of any breach of this Section 26, the parties hereto will be entitled to seek injunctive relief against the other party in the event of a breach or threatened breach of this Section 26.

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 SECTION 27.   Press Releases

Prior to consummation of all of the transactions contemplated by this Purchase Agreement, the parties to this Purchase Agreement shall each approve the form and substance of any press release or other public disclosure materially related to this Purchase Agreement or any other transaction contemplated hereby; provided, however, that nothing in this Section 27 shall be deemed to prohibit any party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such party’s disclosure obligations imposed by law.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, the Seller and Fletcher have caused their names to be signed hereto by their respective duly authorized officers as of the date first above written.

UNITED COMMUNITY BANK as Seller

By:	/s/ Rex S. Schuette
Name: Rex S. Schuette
Title: Executive Vice President & Chief Financial Officer

FLETCHER INTERNATIONAL, INC., by its duly authorized investment advisor, FLETCHER ASSET MANAGEMENT, INC.

By:	/s/ Moez M. Kaba
Name: Moez M. Kaba
Title: Authorized Signatory

By:	/s Denis J. Kiely
Name: Denis J. Kiely
Title: Director

Appendix A

USAGE AND SUPPLEMENTAL DEFINITIONS

Usage

The following rules of construction and usage apply to this Appendix, any agreement that incorporates this Appendix and any document made or delivered pursuant to any such agreement:

(a)   The term “documents” includes any and all documents, agreements, instruments, certificates, notices, reports, statements or other writings however evidenced, whether in electronic or physical form.

(b)   Accounting terms not defined or not completely defined in this Appendix will be construed in conformity with GAAP as in effect on the date of the document that incorporates this Appendix.

(c)   References to “Section,” “Exhibit,” “Schedule” or another subdivision of or to an attachment are, unless otherwise specified, to an article, section, exhibit, schedule or subdivision of or an attachment to the document in which such reference appears.

(d)   Any document defined or referred to in this Appendix or in any document that incorporates this Appendix means such document as from time to time amended, modified, supplemented or replaced, including by waiver or consent, and includes all attachments to and instruments incorporated in such document.

(e)   Any statute defined or referred to in this Appendix or in any document that incorporates this Appendix means such statute as from time to time amended, modified, supplemented or replaced, including by succession of comparable successor statutes, and includes any rules and regulations promulgated under such statute and any judicial and administrative interpretations of such statute.

(f)   Calculation of any amount on or as of any date will be determined at or as of the close of business on such day after the application of any monies, payments and other transactions to be applied on such day, except that calculations as of the Cut-off Date will be determined as of the close of business on the day immediately prior thereto after the application of any monies, payments and other transactions to be applied on such day.

(g)   In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including,” the word “to” means “to but excluding” and the word “through” means “to and including.”

(h)   All terms defined in this Appendix apply to the singular and plural forms of such terms and the term “including” means “including without limitation.”

(i) References to a Person are also to its permitted successors and assigns.

Appendix A – 1

Supplemental Definitions

Whenever used herein, the following words and phrases, unless the content otherwise requires, have the following meanings:

“Acceptable Insurer”: An insurance company which has a claims-paying ability rated at least “A-” by Fitch, Inc., at least “A2” by Moody’s Investors Service, Inc. or at least “A” by Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

“Accepted Servicing Practices” has the meaning specified in Section 1 of the Servicing Agreement.

“Affiliate”:  With respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or under common control or ownership with such specified Person.  For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract, relation to individuals or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“ALTA”:  The American Land Title Association or any successor thereto.

“Appraisal”:  A narrative appraisal conducted by a Qualified Appraiser.

“Appraisal Performance Event”:  With respect to any Mortgage Loan, the occurrence of any of:

(a)            a modification of the terms of such Mortgage Loan which changes the Mortgage Interest Rate or Mortgage Note Principal Balance (including the accrued and unpaid interest thereon) or reduces the monthly payment or alters or introduces any principal amortization feature or extends the term of the Mortgage Loan,

(b)   the related Mortgagor becoming the subject of a bankruptcy, insolvency or similar proceeding which, if brought by a third party, is not dismissed within 60 days or a receiver, conservator or trustee being appointed for the Mortgaged Property and such appointment continues for 60 days, or

(c)   the related Mortgaged Property becoming REO Property.

“Appraised Value”:  With respect to any Mortgage Loan, the value of the related Mortgaged Property based upon the most recent appraisal made.

Appendix A – 2

“Asset List”:  The list of Assets sold pursuant to the Purchase Agreement and a Bill of Sale, which shall be prepared by the Seller and attached as Schedule A to such Bill of Sale, and which shall set forth, as of the end of the Business Day immediately prior to the date of the Bill of Sale (unless the information is expressly stated to be as of the Cut-off Date, in which case, as of such Cut-off Date) the following information:

(a)            with respect to each Mortgage Loan (if any):

(1)	the Mortgage Loan identifying number;

(2)	the MERS#, if applicable;

(3)	the Mortgagor’s name;

(4)	the street address of the Mortgaged Property, including the unit number, if any, and the city, state and zip code or other description of the Mortgaged Property’s location (exact address);

(5)
if a residential mortgage, a code indicating whether or not the Mortgagor indicated in his loan application that the Mortgaged Property is owner-occupied and whether it is the primary residence of the Mortgagor (to the extent such information is known to the Seller) (property type, loan type and purpose code description);

(6)	if a residential mortgage, the private mortgage insurance coverage and name of insurer, if any;

(7)	if a residential dwelling, a code indicating the type of residential dwelling constituting the Mortgaged Property (to the extent such information is known to the Seller) (purpose code description);

(8)	the property type (purpose code description);

(9)	the existence of any Ground Leases;

(10)	the maturity date;

(11)	the Mortgage Interest Rate in effect on the Cut-off Date;

(12)	the date of origination or renewal of the Mortgage Loan;

(13)	the current payment amount due as of the Cut-off Date;

(14)	the last payment date and last amount received on which a contractual payment was actually applied to interest or to the principal balance of the Mortgage Loan;

Appendix A – 3

(15)	the original principal balance (note amount) of each Mortgage Loan;

(16)	the principal balance of the Mortgage Loan (including any accrued and unpaid interest thereon) as of the close of business on the Cut-off Date (current payment amount due);

(17)	the contractual delinquency of the Mortgage Loan (0-29 days; 30 to 59 days; 60 to 89 days) as of the Cut-off Date;

(18)	a code indicating whether the Mortgagor is in bankruptcy;

(19)	a code indicating whether the Mortgage is in foreclosure; and

(20)	the dollar amount of any delinquency in respect of principal and interest as of the Cut-off Date (amount is included in current payment amount due);

(b)           with respect to each pool of Mortgage Loans (if any) in the aggregate, (1) the number of Mortgage Loans; (2) the weighted average maturity of the Mortgage Loans, (3) the weighted average Mortgage Interest Rate of the Mortgage Loans and (4) the aggregate Carrying Value of the Mortgage Loans;.

(c)           with respect to each REO Property (if any),

(1)	the REO Property identifying number;

(2)	the street address of the REO Property, including the unit number, if any, and the city, state and zip code or other description of the REO Property’s location;

(3)	the legal address of the REO Property;

(4)	property type;

(5)	occupancy status; and

(d)   with respect to the REO Properties (if any) in the aggregate, the aggregate Carrying Value of such REO Properties.

“Assets”:  The Mortgage Loans and REO Properties that are sold to the Purchasers pursuant to the Purchase Agreement and which, with respect to each Closing, are identified in a schedule to a Bill of Sale, together with any related property, including the related Loan Files, Property Files and Servicing Files.

Appendix A – 4

“Assignment of Leases, Rents and Profits”: With respect to any Mortgaged Property, any assignment of leases, rents and profits or similar agreement executed by the Mortgagor, assigning to the mortgagee all of the income, rents and profits derived from the ownership, operation, leasing or disposition of all or a portion of such Mortgaged Property, in the form which was duly executed, acknowledged and delivered, as amended, modified, renewed or extended through the date hereof and from time to time hereafter.

“Breaching Asset”:  An Asset or Offered Asset that is in breach of any representation or warranty set forth in Exhibits C-1, C-2 or C-3, as applicable (which representations and warranties for purposes of this definition shall be deemed to have been made without regard to any qualification of knowledge or actual knowledge by the Seller).

“Business Day”:  Any day other than a Saturday, a Sunday or a day on which banking institutions or trust companies in the New York, New York or the State of Georgia are authorized or obligated by law, regulation or executive order to close.

“Carry Account”:  With respect to a Purchaser, the meaning set forth in such Purchaser’s Loan Agreement.

“Carrying Value”:  With respect to an asset, the Seller’s carrying value thereof as of the Cut-off Date as determined in accordance with GAAP consistently applied, all as mutually agreed by the Seller and the Purchaser, net of any payments applied to principal after the Cut-off Date (payments received with respect to any Asset shall first be applied to accrued and unpaid interest on the related Mortgage Note and then applied to principal thereof unless such asset is a non-performing mortgage loan, in which case payments received shall first be applied to principal in accordance with GAAP consistently applied).

“Closing”:  The payment (or deemed payment) of the related Purchase Price and conveyance of the related Assets as evidenced in a Bill of Sale.

“Closing Date”:  With respect to any Closing or Substitution, the effective date of such Closing, or with respect to any Substitution, the effective date of such Substitution.

“Closing Documents”:  The meaning specified in Section 10 of the Purchase Agreement.

“Collection Account”:  The securities or deposit account established by a Purchaser for the receipt of collections and the net proceeds of dispositions or events of loss with respect to such Purchaser’s Assets.

“Collections”:  The meaning specified in Section 2(b) of Exhibit G.

“Condemnation Proceeds”:  All proceeds paid or awarded in connection with the full or partial condemnation of, or exercise of eminent domain with respect to, a Mortgaged Property, to the extent such proceeds are not applied to the restoration or repair of the related Mortgaged Property or released to the Mortgagor or any tenants or ground lessors.

Appendix A – 5

“Cut-off Date”:  The date specified as such in Exhibit A and in the related Bill of Sale, with respect to each Closing, or such other date as may be mutually agreed to by the Seller and the Purchaser.

“Default Interest”:  With respect to any Mortgage Loan, interest at the applicable Default Rate and borne by the applicable Mortgage Note following a Mortgage Event of Default.

“Default Rate”:  With respect to any Mortgage Loan, the “default rate”, “default interest rate” or other similar rate at which interest accrues during the continuance of a Mortgage Event of Default as specified in the related Mortgage Note, but only to the extent that such interest accrues at a rate in excess of the Mortgage Interest Rate.

“Environmental Claim”:  Any claim, action, cause of action, suit, proceeding, investigation, order, demand or notice (written or oral) by any Person alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from the presence, or Release into the environment of, or exposure to, any Hazardous Substance at a Mortgaged Property, or circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

“Environmental Law”:  Any and all federal, state and local laws, rules or regulations, any judicial or administrative orders, decrees or judgments thereunder, and any permits, approvals, licenses, registrations, filings and authorizations relating to the environment or the Release or threatened Release of Hazardous Substances into the indoor or outdoor environment including, without limitation, ambient air, soil, surface water, ground water, wetlands, land or subsurface strata or otherwise relating to the release of Hazardous Substances.

“Escrow Payments”:  With respect to any Mortgage Loan, the amounts constituting ground rents, taxes, assessments, water rates, sewer rents, municipal charges, mortgage insurance premiums, fire and hazard insurance premiums, condominium charges, and any other payments required to be escrowed by the Mortgagor with the mortgagee pursuant to the Mortgage or any other related document.

“Extended Representations and Warranties”:  The representations and warranties set forth in:

(a) paragraphs 1 (Ownership of Assets), 2 (Authority to Transfer Assets), 13 (Environmental Conditions) and 27 (Litigation) of Exhibit C-1;

Appendix A – 6

(b) paragraphs 1 (Ownership of Assets), 2 (Authority to Transfer Assets), 13 (Environmental Conditions), 14 (Consumer Regulations), 15 (HOEPA) and 29 (Litigation) of Exhibit C-2; and

(c) paragraphs 1 (Ownership of Assets), 2 (Authority to Transfer Assets), 7 (Environmental Conditions) and 10 (Litigation) of Exhibit C-3.

“FDIC”:  The Federal Deposit Insurance Corporation.

“Fletcher”:  Fletcher International, Inc., a Delaware company.

“GAAP”:  U.S. generally accepted accounting principles.

“Ground Lease”:  A ground lease of a Mortgaged Property.

“Hazardous Substance”:  Other than any chemical, material or substance that is used or stored in a manner that is consistent with, and would not result in liability under, any applicable Environmental Law, collectively, (a) any petroleum, petroleum products or waste oils, explosives, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls (“PCBs”), lead in drinking water, radon and lead-based paint, (b) any chemicals or other materials or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “contaminants,” “pollutants,” or words of similar import under any Environmental Law and (c) any other chemical or any other material or substance, exposure to which is prohibited, limited or regulated under any Environmental Law.

“HOEPA”:  The meaning specified in paragraph 15 of Exhibit C-2.

“Immaterial Modification”: Any immaterial modification, waiver or amendment of a Mortgage Loan that is not a Material Modification and that would not adversely affect the interests of the Purchaser in such Mortgage Loan, including, without limitation: (i) waivers of minor covenant defaults (other than financial covenants), including late financial statements, (ii) grants of easements that do not materially adversely affect the use, operation or value of any Mortgaged Property or the obligation of a Mortgagor to pay the related Mortgage Loan and (iii) any other modifications, waivers or amendments that the Servicer determines, in accordance with Accepted Servicing Practices, are of a routine nature and which are made in accordance with Accepted Servicing Practices.  In no event shall any Immaterial Modification result in the extension of the maturity date of a Mortgage Loan, a reduction in the Mortgage Interest Rate borne by a Mortgage Loan or the contractual payment payable on a Mortgage Loan or a deferral or forgiveness of interest on or principal of a Mortgage Loan or a modification or waiver of any other monetary term of a Mortgage Loan relating to the timing or amount of any payment of principal or interest.

Appendix A – 7

“Independent”:  When used with respect to any specified Person, means such a Person who does not have any direct financial interest or any material indirect financial interest in any Mortgagor, the Seller, the Servicer or any of their respective Affiliates.

“Insurance Proceeds”:  Proceeds of any title policy, hazard policy or insurance policy covering a Mortgage Loan, if any, to the extent such proceeds are not to be applied to the restoration of the related Mortgaged Property or released to the Mortgagor in accordance with the terms of the related Mortgage.

“Interested Person”:  As of any date of determination and with respect to any Mortgage Loan or related Mortgaged Property or REO Property, the Seller, the Servicer or any of their respective Affiliates.

“Interim Period”:  With respect to any Asset, the period beginning on and including the Commitment Date and ending on but excluding the Closing Date on which such Asset is purchased by a Purchaser.

“Joinder”:  An agreement substantially in the form of Exhibit E or such other form as mutually acceptable to the Seller and the Person entering into such agreement (as evidenced by their execution thereof) pursuant to which the Person other than the Seller agrees that it will be deemed to be a party to and a Purchaser under the Purchase Agreement upon execution of a Bill of Sale.

“Lender”:  United Community Bank, as lender pursuant to a Loan Agreement.

“Liquidation Expenses”:  Reasonable, customary and necessary out-of-pocket costs and expenses incurred by the Servicer on behalf of the Purchaser in connection with the liquidation of a Mortgage Loan or the liquidation of a REO Property, including, without limitation, legal fees and expenses, committee or referee fees, brokerage commissions and conveyance taxes.

“Liquidation Proceeds”:  Cash (other than Insurance Proceeds or Condemnation Proceeds) received in connection with the liquidation of a Mortgage Loan, whether through the sale or assignment of such Mortgage Loan, judicial foreclosure, foreclosure sale, sale of REO Property, or otherwise, or the sale of the related Mortgaged Property if the Mortgaged Property is acquired in satisfaction of the Mortgage Loan, other than amounts required to be paid to the related Mortgagor pursuant to law or the terms of such Mortgage Loan.

“Loan Agreement”:  A loan agreement entered into between United Community Bank, as lender, and a Purchaser, substantially in the form of Exhibit J to the Purchase Agreement unless another form is mutually agreed upon between such lender and such Purchaser, pursuant to which United Community Bank will lend 80% of the aggregate Purchase Price of the Assets purchased by such Purchaser.

Appendix A – 8

“Loan File”:  The meaning specified in Exhibit B-1 to the Purchase Agreement.

“Major Lease”:  A material lease at a Mortgaged Property with respect to which the related Mortgage Loan Documents grant the Mortgage Lender the right to consent to the execution, termination or renewal of such lease.

“Material Adverse Effect”:  Any material adverse effect with respect to (a) the business, properties, assets, operations, results of operations, revenues or condition, financial or otherwise, of the Seller or the Servicer, as applicable and its subsidiaries taken as a whole, (b) the legality, validity or enforceability of the Purchase Agreement, the Servicing Agreement or the Loan Agreement or (c) the Seller’s or the Servicer’s ability, as applicable, to perform fully on a timely basis its obligations under the Purchase Agreement or the Servicing Agreement, as applicable.

“Material Modification”:   A material modification, waiver or amendment of a Mortgage Loan, excluding Immaterial Modifications but including, without limitation:

(i)          any modification of, or waiver with respect to, such Mortgage Loan that would result in the extension of the maturity date thereof, a reduction in the Mortgage Interest Rate borne thereby or the contractual payment payable thereon or a deferral or forgiveness of interest on or principal of such Mortgage Loan, a modification or waiver of any other monetary term or material non-monetary term of such Mortgage Loan, including, without limitation, any such modification or waiver relating to the timing or amount of any payment of principal and interest or a modification or waiver of any provision of such Mortgage Loan which restricts the related Mortgagor from incurring additional indebtedness;

(ii)         any modification or amendment of, or waiver with respect to, such Mortgage Loan that would result in a discounted pay-off of such Mortgage Loan;

(iii)        any modification, waiver or amendment that would result in any release of the related Mortgagor from liability with respect to such Mortgage Loan;

(iv)        any modification, waiver or amendment of a “due-on-sale” or “due-on-encumbrance” clause (other than a waiver of such a clause where such clause is not exercisable under applicable law) for a Mortgage Loan;

(v)         any modification, waiver or amendment of the insurance requirements for the Mortgaged Property related to a Mortgage Loan;

(vi)        any modification, waiver or amendment that would result in any substitution or release of Mortgage Collateral Security for such Mortgage Loan; or

Appendix A – 9

(vii)       any release of any Mortgage Collateral Security other than in connection with a payment in full of all amounts owing under the related Mortgage, a sale of an Asset or a substitution of an Asset pursuant to a Post-Closing Substitution.

“MERS” means Mortgage Electronic Registration Systems, Inc.  or any successor or assign thereto.

“MERS System” means the electronic system of recording transfers of mortgages maintained by MERS.

“MIN”:  The meaning specified in Exhibit B-1 to the Purchase Agreement.

“MOM Loan”:  The meaning specified in Exhibit B-1 to the Purchase Agreement.

“Mortgage”:  The mortgage, deed of trust or other instrument and riders thereto securing a Mortgage Note, which creates a first lien on an unsubordinated estate in fee simple in real property securing the Mortgage Note or which secures the interest of a Mortgagor as a lessee under a Ground Lease.

“Mortgage Account”:  With respect to any Mortgage Loan, any cash collateral account, escrow account or reserve account or similar account established pursuant to the related Mortgage or other Mortgage Loan Document.

“Mortgage Collateral Assignment”:  Each instrument assigning or otherwise transferring the Seller’s right, title and interest in and to a Mortgage and any other Mortgage Collateral Security to the Purchaser, which instruments shall comply in form and substance with any requirements contained in a related Mortgage Loan Document.

“Mortgage Collateral Security”:  Any right, interest, document, instrument or property given as security for or in guaranty of the Mortgage Loan (including, without limitation, the Mortgages, the Assignment of Leases, Rents and Profits, all Mortgage Accounts maintained with respect to such Mortgage Loan and the cash and investments credited thereto, and the rights of the mortgagee under the Required Insurance Policies and Title Insurance Policies), together with any supplement or amendment thereto and as amended from time to time hereafter.

“Mortgage Event of Default”:  With respect to a Mortgage Loan, an “event of default” as defined or described in the related Mortgage.

“Mortgage Interest Rate”:  With respect to any Mortgage Loan, the “Mortgage Interest Rate,”  “Interest Rate.” “Applicable Interest Rate” or words of similar meaning as defined in the related Mortgage Loan Documents (without giving effect to any Default Interest).

Appendix A – 10

“Mortgage Lender”:  The lender of a Mortgage Loan.  Upon the conveyance of a Mortgage Loan to the Purchaser pursuant to this Purchase Agreement, the Purchaser shall be the Mortgage Lender until such loan is sold or is reconveyed to the Seller pursuant to a Post-Closing Substitution.

“Mortgage Loan”:  A commercial or residential mortgage loan which is the subject of this Purchase Agreement as identified on the Asset List attached as Schedule A to a Bill of Sale, which Mortgage Loan includes without limitation the Mortgage Loan Documents, the Loan File, the Servicing File, all payments received with respect to such mortgage loan, Principal Prepayments, Liquidation Proceeds, Condemnation Proceeds, Insurance Proceeds, REO Disposition Proceeds, all liens and security interests securing payment of the Mortgage Note and all other rights, benefits, proceeds and obligations arising from or in connection with such mortgage loan.

“Mortgage Loan Documents”:  With respect to a Mortgage Loan, the original related Mortgage Note (or if the original note is missing, a lost note affidavit with customary indemnification) with applicable addenda and riders, the original related security instrument, any required addenda and riders, any related assignments and any intervening related assignments and the related Title Insurance Policy (other than any internal underwriting analysis of the Seller; provided, however, the Purchaser may have access to such analysis for its review).

“Mortgage Note”:  The promissory note or other evidence of the indebtedness of a Mortgagor secured by a Mortgage and riders thereto.

“Mortgaged Property”:  The real property securing repayment of the debt evidenced by a Mortgage Note.

“Mortgagor”:  The obligor on a Mortgage Note.

“Net Liquidation Proceeds”:  The amount derived by subtracting the Liquidation Expenses from the Liquidation Proceeds.  Net Liquidation Proceeds with respect to any Mortgage Loan shall be applied first to interest, expenses and other non-principal amounts due on such Mortgage Loan (except for Default Interest) and then to principal.

“Offered Assets”:  The Mortgage Loans and REO Properties that are offered for sale to the Purchasers pursuant to the Purchase Agreement and which are identified and described in Exhibit A to the Purchase Agreement, as such Exhibit may be updated from time to time, together with any related property, including the related Loan Files, Property Files and Servicing Files.

“Officer’s Certificate”:  A certificate signed by the President and Chief Executive Officer or any Executive Vice President, and delivered to the Purchaser as required by this Purchase Agreement.

Appendix A – 11

“Opinion of Counsel”:  A written opinion of counsel, who may be an employee of the Seller, reasonably acceptable to the Purchaser.

“Optional Exchange”:  The meaning specified in Section 2(b) of the Purchase Agreement.

“Permitted Encumbrances”:  With respect to a Mortgaged Property or an REO Property, (a) the lien of current real and personal property taxes, water rates, sewer rents and assessments or payments to the taxing authority in lieu thereof not yet due or delinquent, (b) covenants, conditions and restrictions, rights of way easements and other matters of public record or reflected on the related survey, (c) encumbrances and exceptions specifically referred to in the Title Insurance Policy issued or, as evidenced by a “marked-up” commitment for title insurance, to be issued in respect of the Mortgaged Property or REO Property, as applicable, (d) rights of tenants as tenants only and (e) where a Mortgaged Property or REO Property is a condominium unit, the lien of a condominium association on such Mortgaged Property or REO Property for unpaid maintenance or common expense assessments which in either case are not yet due and payable.

“Person”:  Any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof.

“Post-Closing Substitution”:  With respect to a substitution of a Breaching Asset by a Purchaser after such Breaching Asset’s Closing Date, the meaning specified in Section 7(a) of the Purchase Agreement.

“Pre-Closing Substitution”:  With respect to a substitution of a Breaching Asset by a Purchaser prior to such Breaching Asset’s Closing Date, the meaning specified in Section 2(c) of the Purchase Agreement.

“Principal Balance”:  As to each Mortgage Loan, the actual outstanding principal balance of the Mortgage Loan at the Cut-off Date after giving effect to payments of principal and to all amounts attributable to principal collected from or on behalf of the Mortgagor, including the principal portion of Liquidation Proceeds, Condemnation Proceeds, and Insurance Proceeds, in each case in accordance with GAAP consistently applied.

“Principal Prepayment”:  Any payment or other recovery of principal on a Mortgage Loan which is received in advance of its scheduled due date, including any prepayment penalty or premium thereon and which is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

Appendix A – 12

“Property File”:  The meaning specified in Exhibit B-2 to the Purchase Agreement.

“Purchase Agreement”:  The Asset Purchase and Sale Agreement dated as of April 1, 2010, among United Community Bank, a bank organized under the laws of the State of Georgia, as Seller, Fletcher International, Inc., a Delaware company, and each affiliate of Fletcher International, Inc. that becomes a party to such agreement as a purchaser, as amended, modified or otherwise in effect.

“Purchase Price”:  With respect to any Asset, the Carrying Value thereof as of the related Cut-off Date.

“Purchaser”:  An affiliate of Fletcher International, Inc., that has become a party to the Purchase Agreement by entering into a Joinder thereto.

“Qualified Appraiser”:  An appraiser who is Independent, a member in good standing of the Appraisal Institute with an MAI membership designation and who is on the Seller’s approved appraiser list.

“Release”:  Any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, including, without limitation, the movement of Hazardous Substances through ambient air, soil, surface water, ground water, wetlands, land or subsurface strata.

“REO Disposition”:  The final sale of any REO Property.

“REO Disposition Proceeds”:  All amounts received with respect to an REO Disposition.

“REO Property”:  A Mortgaged Property acquired through foreclosure, deed in lieu of foreclosure, power of sale or otherwise.

“Required Insurance Policy”:  Any insurance policy which is required to be maintained from time to time under a Mortgage or other Mortgage Loan Document.

“Securities Purchase Agreement”:  The Securities Purchase Agreement, dated as of April 1, 2010, between United Community Banks, Inc., a corporation organized under the laws of Georgia, and Fletcher International, Ltd., a company domiciled in Bermuda, as amended, restated or otherwise modified and in effect from time to time.

“Seller”:  United Community Bank, in its capacity as seller pursuant to the Purchase Agreement and each Bill of Sale.

Appendix A – 13

“Servicer”:  United Community Bank, in its capacity as servicer pursuant to a Servicing Agreement entered into with a Purchaser, or any of its successors or permitted assigns.

“Servicer Event of Default”:  The meaning specified in Section 27 of the Servicing Agreement.

“Servicing Agreement”:  A servicing agreement between United Community Bank and a Purchaser substantially in the form of Exhibit G to the Purchase Agreement unless another form is mutually agreed upon between such United Community Bank and such Purchaser, pursuant to which United Community Bank will service, manage, restructure and sell the Purchaser’s Assets at the direction of the Purchaser.

“Servicing File:”  The meaning specified in Section 2(i) of the Purchase Agreement.

“Sub-Servicer”:  Any Person with which the Servicer has entered into a Sub-Servicing Agreement and which satisfies the requirements set forth in the Servicing Agreement.

“Sub-Servicing Agreement”:  A written contract between the Servicer and any Person relating to the servicing or the administration of an Asset as an agent of the Servicer.

“Substitution”:  A Pre-Closing Substitution pursuant to Section 2(c) of the Purchase Agreement or a Post-Closing Substitution pursuant to Section 7 of the Purchase Agreement, as applicable.

“Substitution Period”:  The meaning specified in Section 7(a) of the Purchase Agreement.

“Taxes”:  The meaning specified in Section 12(d) of the Purchase Agreement.

“Title Insurance Policy”:  With respect to (i) each Mortgage Loan, the ALTA (or equivalent) mortgagee title insurance policy or policies issued with respect to the Mortgaged Property for such Mortgage Loan and insuring the first priority mortgage lien in favor of the Purchaser pursuant to the related Mortgage and containing certain endorsements and affirmative assurances and (ii) each REO Property, the ALTA (or equivalent) owner’s title insurance policy or policies issued with respect to the REO Property and insuring title in favor of the Purchaser and containing certain endorsements and affirmative assurances.

“UCB Breach”:  The occurrence of any event specified in Section 8(d) of the Purchaser Agreement.

“UCBI”:  United Community Banks, Inc., a corporation organized under the laws of the State of Georgia.

Appendix A – 14

“USAP”:  Uniform Single Attestation for Mortgage Bankers.

“Use”:  With respect to any Hazardous Substance, the generation, manufacture, processing, distribution, handling, use, treatment, recycling or storage of such Hazardous Substance.

Appendix A – 15

Exhibit C-1

REPRESENTATIONS AND WARRANTIES OF THE SELLER
REGARDING ASSETS THAT ARE COMMERCIAL MORTGAGE LOANS

With respect to the Assets, as of the Closing Date (except as may be specified in the representation and warranty and except for the exceptions specifically agreed upon by the Purchaser in writing), the Seller represents and warrants as to such Assets:

1.   Ownership of Assets.  Immediately prior to the transfer thereof to the Purchaser, the Seller had good and marketable title to, and was the sole owner and holder of, such Assets, free and clear of any and all liens, encumbrances and other interests on, in or to such Asset other than Permitted Encumbrances.

2.            Authority to Transfer Assets.  The Seller has full right and authority to sell, assign and transfer such Assets.

3.   Asset List.  The information pertaining to such Assets set forth in the Asset List is true and correct in all material respects as of the related Closing Date.

4.   Permitted Encumbrances.  Subject to the disclosures under the “Lien Releases” representation in paragraph 30 below, if any, the related Mortgage constitutes a valid first lien upon the related Mortgaged Property, including all buildings located thereon and all fixtures attached thereto, such lien being subject only to Permitted Encumbrances.  The Permitted Encumbrances do not materially interfere with the security intended to be provided by the related Mortgage or the current use or operation of the related Mortgaged Property.

5.   Title Insurance.  The lien of the related Mortgage is insured by a mortgagee Title Insurance Policy, or its equivalent as adopted in the applicable jurisdiction, issued by a nationally recognized title insurance company, insuring the originator of such Mortgage Loan, its successors and assigns, as to the first priority lien of the Mortgage in the original principal amount of the Mortgage Loan, subject only to Permitted Encumbrances (or, if a Title Insurance Policy has not yet been issued in respect of the Mortgage Loan, a policy meeting the foregoing description is evidenced by a commitment for title insurance “marked-up” at the closing of such loan).  Each Title Insurance Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no material claims have been made thereunder and no claims have been paid thereunder. The Seller has not, by act or omission, done anything that would materially impair the coverage under such Title Insurance Policy.

6.   No Waivers by Seller of Material Defaults. The Seller has not waived any material default, breach, violation or event of acceleration existing under the related Mortgage or Mortgage Note. Notwithstanding anything to the contrary contained in this representation and warranty, this representation and warranty does not address or otherwise cover any default, breach, violation or event of acceleration that specifically pertains to any matter otherwise covered or addressed by any other representation or warranty made by the Seller as specified in this Exhibit C-1; and a breach by a Mortgagor of any representation or warranty contained in any Mortgage Loan Document shall not constitute a non-monetary default, breach, violation or event of acceleration for purposes of this representation if the subject matter of such representation or warranty is also covered or addressed by any representation or warranty made in this Exhibit C-1.

Exhibit C – 1 – 1

7.   No Offsets, Defenses or Counterclaims. There is no material valid offset, defense or counterclaim to such Mortgage Loan.

8.   Condition of Property; Condemnation. To the Seller’s actual knowledge, the related Mortgaged Property is free and clear of any damage that would materially and adversely affect its value as security for such Mortgage Loan unless there has been already escrowed 100% of the amounts required to make any necessary repairs to correct such material damage. There are no proceedings for the condemnation of all or any material portion of the related Mortgaged Property.

9.   Compliance with Usury Laws. Such Mortgage Loan complied with, or was exempt from, all applicable usury laws in effect as of its date of origination or the Loan File contains an opinion to that effect.

10.         Full Disbursement of Mortgage Loan Proceeds. The proceeds of such Mortgage Loan have been fully disbursed and there is no requirement applicable to the holder of the Mortgage Loan for future advances thereunder.

11.         Enforceability. Each related Mortgage Note, related Mortgage and related Assignment of Leases, Rents and Profits (if any) is the legal, valid and binding obligation of the maker thereof (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), enforceable in accordance with its terms, except as such enforcement may be limited by anti-deficiency, bankruptcy, insolvency, reorganization, receivership, moratorium, redemption, liquidation or other laws relating to or affecting the rights of creditors generally and by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

Exhibit C – 1 – 2

12.   Insurance.  The improvements upon the related Mortgaged Property are insured against loss by a fire and extended perils policy providing coverage against loss or damage included within the “all risk of physical loss” or the equivalent thereof, in an amount (subject to a customary deductible) at least equal to the lesser of (1) the outstanding principal amount of such Mortgage Loan, (2) 100% of the full actual replacement cost or value of the improvements located on such Mortgaged Property (exclusive of costs of excavations, foundations and underground utilities and footings) and (3) the full insurable actual cash value of such improvements, and the related hazard insurance policy contains appropriate endorsements to avoid the application of co-insurance and does not permit reduction in insurance proceeds for depreciation. If any portion of the improvements on the related Mortgaged Property was, at the time of the origination of such Mortgage Loan, in an area identified in the Federal Register by the Federal Emergency Management Agency as having “special flood hazards,” a flood insurance policy meeting any requirements of the then current guidelines of the Federal Insurance Administration is in effect with a generally acceptable insurance carrier, in an amount representing coverage not less than the least of (1) the outstanding principal amount of such Mortgage Loan, (2) the full insurable actual cash value of such Mortgaged Property, (3) the maximum amount of insurance available under the National Flood Insurance Act of 1968, as amended, and (4) 100% of the full actual replacement cost or value of the improvements located on such Mortgaged Property.  The loan documents require the Mortgagor to maintain (or to cause the applicable tenant to maintain) the insurance referred to in this paragraph in respect of the Mortgaged Property, and all such insurance required by the loan documents to be maintained is in full force and affect and names the originator of such Mortgage Loan as mortgagee, loss payee or additional insured. Each such insurance policy requires prior notice to the holder of the Mortgage of termination or cancellation, and no such notice has been received, including any notice of nonpayment of premiums, that has not been cured.

13.   Environmental Conditions.  As of the Closing Date, (i) there are no material adverse environmental conditions or circumstances affecting such Mortgaged Property; (ii) no Mortgaged Property is subject to a notice, Environmental Claim, request for information or order from or agreement with a government authority or any other Person respecting the Release or threatened Release of a Hazardous Substance; (iii) there has been no Release of Hazardous Substances on, at or under any Mortgaged Property which would reasonably be expected to result in the imposition of any material liability or any Environmental Claim; (iv) there are no judicial or administrative proceedings or any other Environmental Claims pending or threatened alleging any violation or failure to comply with any Environmental Law, or with respect to any release of any Hazardous Substance from any Mortgaged Property; (v) there are no past or present Releases of any Hazardous Substances that could form the basis of any Environmental Claim against any Person or entity whose liability for any Environmental Claim the Seller has retained or assumed either contractually or by operation of law, or otherwise result in any costs or liabilities under Environmental Laws; and (vi) none of the Mortgaged Properties are subject to any removal or remediation of any Hazardous Substances or are subject to notice to or approval from any governmental authority pertaining to environmental matters.

14.   No Cross-Collateralization with Other Mortgage Loans.  Such Mortgage Loan is not cross-collateralized with any other mortgage loan not sold to the Purchaser.

Exhibit C – 1 – 3

15.   Waivers and Modifications.  The terms of the related Mortgage and the related Mortgage Note have not been impaired, waived, altered or modified in any material respect, except as specifically set forth in the related Loan File.

16.   Taxes and Assessments.  There are no delinquent taxes or governmental assessments affecting the related Mortgaged Property that on or before the Closing Date became due and owing, which are or may become a lien of priority equal to or higher than the lien of the related Mortgage except such as have been paid, or an escrow of funds in an amount sufficient to cover such payments has been established.  For purposes of this representation and warranty, real property taxes and assessments shall not be considered unpaid until the date on which interest and/or penalties would be payable thereon.

17.   Valid Assignment.  The assignment of the Mortgage related to each Mortgage Loan, constitutes the legal, valid and binding assignment of such Mortgage from the Seller to the Purchaser subject to the exceptions described in paragraph 11 (Enforceability) above. The Assignment of Leases, Rents and Profits, if any, set forth in the Mortgage or separate from the related Mortgage and related to and delivered in connection with each Mortgage Loan establishes and creates a valid and, subject only to the (i) Permitted Encumbrances, (ii) the exceptions set forth in paragraph 11 (Enforceability) above and (iii) a license granted to the related Mortgagor to exercise certain rights and to perform certain obligations of the lessor under such leases, including the right to operate the related Mortgaged Property as of the date of origination of each Mortgage Loan, enforceable first priority lien and first priority security interest in the related Mortgagor’s interest in all leases, subleases, licenses or other agreements assigned thereunder from time to time, to the extent permitted by law, pursuant to which any person is entitled to occupy, use or possess all or any portion of the real property subject to the related Mortgage, and each assignor thereunder has the full right to assign the same, to the extent permitted by law. The related assignment of any Assignment of Leases, Rents and Profits, not included in a Mortgage, executed and delivered in favor of the Purchaser constitutes a legal, valid and binding assignment, subject to the exceptions described in paragraph 11 (Enforceability) above.

18.   Escrows.  There are no cash, escrow or reserve deposits relating to such Mortgage Loan that are, as of the Closing Date, required to be deposited with the mortgagee or its agent.

19.   No Material Encroachments.  As of the date of origination of a Mortgage Loan, no improvement that was included for the purpose of determining the Appraised Value of the related Mortgaged Property at the time of origination of such Mortgage Loan lay outside the boundaries and building restriction lines of such property (unless affirmatively covered by the Title Insurance Policy referred to in paragraph 5 (Title Insurance) above), and no improvements on adjoining properties encroached upon such Mortgaged Property.  The improvements located on or forming part of such Mortgaged Property comply in all material respects with applicable zoning laws and ordinances (except to the extent that they may constitute legal nonconforming uses).

Exhibit C – 1 – 4

20.   Inspection.  In connection with the origination of each Mortgage Loan, the Seller inspected or caused to be inspected (either directly by the Seller, by its correspondent or by a third party) the Mortgaged Property.

21.   No Equity Participation or Contingent Interest.  No Mortgage Loan contains an equity participation by the Seller, or provides for any contingent or additional interest in the form of participation in the cash flow of the related Mortgaged Property. No Mortgage Loan provides for negative amortization.

22.   No Advances of Funds. No holder of the Mortgage Loan has advanced funds or induced, solicited or knowingly received any advance of funds from a party other than the owner of the related Mortgaged Property (other than a tenant required to make its lease payments directly to the holder of the related Mortgage Loan), directly or indirectly, for the payment of any amount required by the Mortgage Loan.

23.   Licenses, Permits, Etc. All licenses, permits and authorizations required by applicable laws for the use of the related Mortgaged Property as it is currently operated have been obtained and maintained in accordance with applicable laws, except for such licenses, permits and authorizations the failure of which to obtain would not materially adversely affect the value, use or operation of the Mortgaged Property.

24.   Servicing. The servicing and collection practices used by the Seller and its designees with respect to the Mortgage Loan have been in all material respects legal and have met customary standards utilized by commercial banks in the area in which the Mortgaged Property is located for servicing of commercial mortgage loans.

25.   Customary Remedies. The related Mortgage or Mortgage Note, together with applicable state law, contains customary and enforceable provisions (subject to the exceptions set forth in paragraph 11 (Enforceability) above) such as to render the rights and remedies of the holders thereof adequate for the practical realization against the related Mortgaged Property of the principal benefits of the security intended to be provided thereby.

26.   Insurance and Condemnation Proceeds.  The related Mortgage or other related loan document provides that insurance proceeds and condemnation proceeds will be applied to either restore or repair the Mortgaged Property or repay the principal of the Mortgage Loan, with, in some cases, the related Mortgagor (or the tenant or master lessee at the Mortgaged Property which maintains such insurance) being entitled to receive proceeds in excess of the amount utilized to restore or repair the Mortgaged Property.

Exhibit C – 1 – 5

27.   Litigation.  To the Seller’s actual knowledge, there are no pending actions, suits or proceedings by or before any court or governmental authority against or affecting the related Mortgagor or the related Mortgaged Property that, if determined adversely to such Mortgagor or Mortgaged Property, would materially and adversely affect the value, use or operation of the Mortgaged Property.

28.   Leasehold Estate.  Each Mortgaged Property consists of either (1) the related Mortgagor’s fee simple estate in real estate or (2) if the related Mortgage Loan is secured in whole or in part by the interest of a Mortgagor as a lessee under a Ground Lease and not by the fee simple interest, the related Mortgagor’s interest in the Ground Lease and the following apply to such Ground Lease:

a.
Such Ground Lease or a memorandum thereof has been or will be duly recorded; such Ground Lease (or the related estoppel letter or lender protection agreement between the Seller and related lessor) permits the interest of the lessee thereunder to be encumbered by the related Mortgage;

b.
The lessee’s interest in such Ground Lease is not subject to any liens or encumbrances superior to, or of equal priority with, the related Mortgage, other than the ground lessor’s related fee interest and Permitted Encumbrances;

c.
The Mortgagor’s interest in such Ground Lease is assignable to the Purchaser and its successors and assigns upon notice to, but without the consent of, the lessor thereunder (or, if such consent is required, it has been obtained prior to the Closing Date) and, in the event that it is so assigned, is further assignable by the Purchaser and its successors and assigns upon notice to, but without the need to obtain the consent of, such lessor;

d.
Such Ground Lease is in full force and effect, no notice of an event of default has occurred thereunder and, to the Seller’s actual knowledge, there exists no condition that, but for the passage of time or the giving of notice, or both, would result in an event of default under the terms of such Ground Lease;

e.
Such Ground Lease, or an estoppel letter or other agreement, requires the lessor under such Ground Lease to give notice of any default by the lessee to the mortgagee, provided that the mortgagee has provided the lessor with notice of its lien in accordance with the provisions of such Ground Lease, and such Ground Lease, or an estoppel letter or other agreement, further provides that no notice of termination given under the Ground Lease is effective against the mortgagee unless a copy has been delivered to the mortgagee;

Exhibit C – 1 – 6

f.
A mortgagee is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under such Ground Lease) to cure any default under such Ground Lease which is curable after the receipt of notice of any such default, before the lessor thereunder may terminate such Ground Lease;

g.	Such Ground Lease has an original term (including any extension options set forth therein) which extends not less than twenty years beyond the maturity date of the related Mortgage Loan;

h.
Under the terms of such Ground Lease and the related Mortgage, taken together, any related insurance proceeds, will be applied either to the repair or restoration of all or part of the related Mortgaged Property, with the mortgagee or a trustee appointed by it having the right to hold and disburse such proceeds as the repair or restoration progresses (except in such cases where a provision entitling another party to hold and disburse such proceeds would not be viewed as commercially unreasonable by a prudent commercial mortgage lender), or to the payment of the outstanding principal amount of the Mortgage Loan together with any accrued interest thereon, with, in some cases, the related Mortgagor being entitled to receive proceeds in excess of the amount utilized to restore or repair the Mortgaged Property;

i.
Such Ground Lease requires the lessor to enter into a new lease with the Seller or its successors or assigns in the event of a termination of the Ground Lease by reason of a default by the Mortgagor under the Ground Lease, including rejection of the Ground Lease in a bankruptcy proceeding; and

j.
Such Ground Lease does not impose restrictions on subletting portions of the premised demised under the Ground Lease without the consent of the lessor (except in the case where such consent cannot be unreasonably withheld).

29.   Deed of Trust. If the related Mortgage is a deed of trust, to the Seller’s actual knowledge, a trustee, duly qualified under applicable law to serve as such, is properly designated and serving under such Mortgage.

30.   Lien Releases. The related Mortgage Note or Mortgage does not require the holder thereof to release all or any portion of the Mortgaged Property from the lien of the related Mortgage, except upon payment in full of all amounts due under such Mortgage Loan which have been allocated to such Mortgaged Property upon the payment of specified release consideration, satisfaction of a debt service coverage ratio test and subject to the satisfaction of certain customary criteria set forth in the related loan agreement.

31.   Origination of Loans.  Other than approved exceptions, each Mortgage Loan complies in all material respects with the Seller’s underwriting policies in effect as of such loan’s origination date.

Exhibit C – 1 – 7

32.   Priority of Adjustable Rate Loans.  All terms of the loan documents pertaining to interest rate adjustments, payment adjustments and principal balance adjustments are enforceable and will not affect the priority of the mortgage lien.

33.   Assignability of Mortgage Loans.  The note and mortgage contain no provision limiting the right or ability of the Seller to assign, transfer and convey the note or mortgage to the Purchaser other than provisions that have been complied with.

34.   Due-on-Sale Clauses. Each related Mortgage or loan agreement contains provisions for the acceleration of the unpaid balance of such Mortgage Loan, if, without prior consent of lender or satisfaction of certain conditions, the related Mortgaged Property or interest therein is directly or indirectly transferred or sold or encumbered in connection with subordinate financing.

35.   Subordinate Financing. No Mortgagor is permitted to incur indebtedness subordinate to the related Mortgage Loan and secured by the related Mortgaged Property.

36.   Appraisal.  The Seller has obtained an Appraisal of the related Mortgaged Property within 12 months of the applicable Closing Date.  As of the date of such Appraisal, the Carrying Value of the related Mortgage did not exceed the value of such Mortgaged Property as determined by such Appraisal.

Exhibit C – 1 – 8

EXHIBIT C-2

REPRESENTATIONS AND WARRANTIES OF THE SELLER
REGARDING ASSETS THAT ARE RESIDENTIAL MORTGAGE LOANS

With respect to the Assets that are residential mortgage loans, as of the Closing Date (except as may be specified in the representation and warranty and except for the exceptions specifically agreed upon by the Purchaser in writing, the Seller represents and warrants as to such Assets:

1.           Ownership of Assets.  Immediately prior to the transfer thereof to the Purchaser, the Seller had good and marketable title to, and was the sole owner and holder of, such Assets, free and clear of any and all liens, encumbrances and other interests on, in or to such Asset other than Permitted Encumbrances.

2.           Authority to Transfer Assets.  The Seller has full right and authority to sell, assign and transfer such Assets.

3.           Asset List.  The information pertaining to such Assets set forth in the Asset List is true and correct in all material respects as of the related Closing Date.

4.           Permitted Encumbrances.  Subject to the disclosures under paragraph 32 (Lien Releases) below, if any, the related Mortgage constitutes a valid first lien upon the related Mortgaged Property, including all buildings located thereon and all fixtures attached thereto, such lien being subject only to Permitted Encumbrances. The Permitted Encumbrances do not materially interfere with the security intended to be provided by the related Mortgage or the current use or operation of the related Mortgaged Property.

5.           Title Insurance.  The lien of the related Mortgage is insured by a mortgagee Title Insurance Policy, or its equivalent as adopted in the applicable jurisdiction, issued by a nationally recognized title insurance company, insuring the originator of such Mortgage Loan, its successors and assigns, as to the first priority lien of the Mortgage in the original principal amount of the Mortgage Loan, subject only to Permitted Encumbrances (or, if a Title Insurance Policy has not yet been issued in respect of the Mortgage Loan, a policy meeting the foregoing description is evidenced by a commitment for title insurance “marked-up” at the closing of such loan).  Each Title Insurance Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no material claims have been made thereunder and no claims have been paid thereunder. The Seller has not, by act or omission, done anything that would materially impair the coverage under such Title Insurance Policy.

Exhibit C – 2 – 1

6.           No Waivers by Seller of Material Defaults. The Seller has not waived any material default, breach, violation or event of acceleration existing under the related Mortgage or Mortgage Note. Notwithstanding anything to the contrary contained in this representation and warranty, this representation and warranty does not address or otherwise cover any default, breach, violation or event of acceleration that specifically pertains to any matter otherwise covered or addressed by any other representation or warranty made by the Seller as specified in this Exhibit C-2; and a breach by a Mortgagor of any representation or warranty contained in any Mortgage Loan Document shall not constitute a non-monetary default, breach, violation or event of acceleration for purposes of this representation if the subject matter of such representation or warranty is also covered or addressed by any representation or warranty made in this Exhibit C-2.

7.           No Offsets, Defenses or Counterclaims. There is no valid offset, defense or counterclaim to such Mortgage Loan.

8.           Condition of Property; Condemnation. To the Seller’s actual knowledge, the related Mortgaged Property is free and clear of any damage that would materially and adversely affect its value as security for such Mortgage Loan unless there has been already escrowed 100% of the amounts required to make any necessary repairs to correct such material damage. There are no proceedings for the condemnation of all or any material portion of the related Mortgaged Property.

9.           Compliance with Usury Laws. Such Mortgage Loan complied with, or was exempt from, all applicable usury laws in effect as of its date of origination or the Loan File contains an opinion to that effect.

10.           Full Disbursement of Mortgage Loan Proceeds. The proceeds of such Mortgage Loan have been fully disbursed and there is no requirement applicable to the holder of the Mortgage Loan for future advances thereunder.

11.           Enforceability. Each related Mortgage Note and each related Mortgage is the legal, valid and binding obligation of the maker thereof (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), enforceable in accordance with its terms, except as such enforcement may be limited by anti-deficiency, bankruptcy, insolvency, reorganization, receivership, moratorium, redemption, liquidation or other laws relating to or affecting the rights of creditors generally and by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

Exhibit C – 2 – 2

12.           Insurance.  The improvements upon the related Mortgaged Property are insured against loss by a fire and extended perils policy providing coverage against loss or damage included within the “all risk of physical loss” or the equivalent thereof, in an amount (subject to a customary deductible) at least equal to the lesser of (1) the outstanding principal amount of such Mortgage Loan, (2) 100% of the full actual replacement cost or value of the improvements located on such Mortgaged Property (exclusive of costs of excavations, foundations and underground utilities and footings) and (3) the full insurable actual cash value of such improvements, and the related hazard insurance policy contains appropriate endorsements to avoid the application of co-insurance and does not permit reduction in insurance proceeds for depreciation. If any portion of the improvements on the related Mortgaged Property was, at the time of the origination of such Mortgage Loan, in an area identified in the Federal Register by the Federal Emergency Management Agency as having “special flood hazards,” a flood insurance policy meeting any requirements of the then current guidelines of the Federal Insurance Administration is in effect with a generally acceptable insurance carrier, in an amount representing coverage not less than the least of (1) the outstanding principal amount of such Mortgage Loan, (2) the full insurable actual cash value of such Mortgaged Property, (3) the maximum amount of insurance available under the National Flood Insurance Act of 1968, as amended, and (4) 100% of the replacement cost or value of the improvements located on such Mortgaged Property.  The loan documents require the Mortgagor to maintain (or to cause the applicable tenant to maintain) the insurance referred to in this paragraph in respect of the Mortgaged Property, and all such insurance required by the loan documents to be maintained is in full force and affect and names the originator of such Mortgage Loan as mortgagee, loss payee or additional insured. Each such insurance policy requires prior notice to the holder of the Mortgage of termination or cancellation, and no such notice has been received, including any notice of nonpayment of premiums, that has not been cured.

13.           Environmental Conditions.  As of the Closing Date, (i) there are no material adverse environmental conditions or circumstances affecting such Mortgaged Property; (ii) no Mortgaged Property is subject to a notice, Environmental Claim, request for information or order from or agreement with a government authority or any other Person respecting the Release or threatened Release of a Hazardous Substance; (iii) there has been no Release of Hazardous Substances on, at or under any Mortgaged Property which would reasonably be expected to result in the imposition of any liability or any Environmental Claim; (iv) there are no judicial or administrative proceedings or any other Environmental Claims pending or threatened alleging any violation or failure to comply with any Environmental Law, or with respect to any release of any Hazardous Substance from any Mortgaged Property; and (v) none of the Mortgaged Properties are subject to any removal or remediation of any Hazardous Substances or are subject to notice to or approval from any governmental authority pertaining to environmental matters.  The Mortgaged Property complies with all applicable laws, rules and regulations, including but not limited to those relating to environmental matters, including but not limited to those relating to radon, asbestos and lead paint and neither the Seller nor, to the Seller’s knowledge, the Mortgagor, has received any notice of any violation or potential violation of such law;

Exhibit C – 2 – 3

14.           Consumer Regulations.  Each Mortgage Loan complied in all material respects with any and all requirements of federal, state or local laws or regulations, including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, predatory lending, abusive lending, fair lending, fair credit reporting, unfair collection practice, equal credit opportunity, fair housing and disclosure laws and regulations, applicable to the solicitation, origination, collection and servicing of such Mortgage Loan; and any obligations of the holder of the Mortgage Note, Mortgage and other loan documents have been complied with in all material respects and the consummation of the transaction contemplated hereby will not involve the violation of any such laws or regulations;

15.           HOEPA.  No Mortgage Loan is subject to the provisions of the Homeownership and Equity Protection Act of 1994 (“HOEPA”) as amended or has an “annual percentage rate” or “total points and fees” payable by the mortgagor (as each such term is defined under HOEPA) that equal or exceed the applicable thresholds defined under HOEPA (Section 32 of Regulation Z, 12 C.F.R. Section 226.32(a)(1)(i) and (ii)) or is considered a “high cost,” “predatory” or “abusive” loan (or a similarly designated loan using different terminology) under any state, county or municipal laws or ordinances, including without limitation, the provisions of the Georgia Fair Lending Act or any other statute or regulation providing “assignee” or  “originator” liability to holders of such mortgage loans;

16.           No Cross-Collateralization with Other Mortgage Loans.  Such Mortgage Loan is not cross-collateralized with any other mortgage loan not sold to the Purchaser.

17.           Waivers and Modifications.  The terms of the related Mortgage and the related Mortgage Note have not been impaired, waived, altered or modified in any material respect, except as specifically set forth in the related Loan File.

18.           Taxes and Assessments.  There are no delinquent taxes or governmental assessments affecting the related Mortgaged Property that on or before the Closing Date became due and owing which are or may become a lien of priority equal to or higher than the lien of the related Mortgage except such as have been paid, or an escrow of funds in an amount sufficient to cover such payments has been established.  For purposes of this representation and warranty, real property taxes and assessments shall not be considered unpaid until the date on which interest and/or penalties would be payable thereon.

19.           Valid Assignment.  The assignment of the Mortgage related to each Mortgage Loan, constitutes the legal, valid and binding assignment of such Mortgage from the Seller to the Purchaser subject to the exceptions described in paragraph 11 (Enforceability) above.

20.           Escrows.  There are no cash, escrow or reserve deposits relating to such Mortgage Loan that are, as of the Closing Date, required to be deposited with the mortgagee or its agent.

21.           No Material Encroachments.  As of the date of origination of a Mortgage Loan, no improvement that was included for the purpose of determining the Appraised Value of the related Mortgaged Property at the time of origination of such Mortgage Loan lay outside the boundaries and building restriction lines of such property (unless affirmatively covered by the Title Insurance Policy referred to in paragraph 5 (Title Insurance) above), and no improvements on adjoining properties encroached upon such Mortgaged Property.  The improvements located on or forming part of such Mortgaged Property comply in all material respects with applicable zoning laws and ordinances (except to the extent that they may constitute legal nonconforming uses).

Exhibit C – 2 – 4

22.           Inspection.  In connection with the origination of each Mortgage Loan, the Seller inspected or caused to be inspected (either directly by the Seller, by its correspondent or by a third party) the Mortgaged Property.

23.           No Equity Participation or Contingent Interest.  No Mortgage Loan contains an equity participation by the Seller, or provides for any contingent or additional interest in the form of participation in the cash flow of the related Mortgaged Property. No Mortgage Loan provides for negative amortization.

24.           No Advances of Funds. No holder of the Mortgage Loan has advanced funds or induced, solicited or knowingly received any advance of funds from a party other than the owner of the related Mortgaged Property (other than a tenant required to make its lease payments directly to the holder of the related Mortgage Loan), directly or indirectly, for the payment of any amount required by the Mortgage Loan.

25.           Licenses, Permits, Etc. All licenses, permits and authorizations required by applicable laws for the use of the related Mortgaged Property as it is currently operated have been obtained and maintained in accordance with applicable laws except for such licenses, permits and authorizations the failure of which to obtain would not materially adversely affect the value, use or operation of the Mortgaged Property.

26.           Servicing. The servicing and collection practices used by the Seller and its designees with respect to the Mortgage Loan have been in all material respects legal and have met customary standards utilized by commercial banks in the area in which the Mortgaged Property is located for servicing of commercial mortgage loans.

27.           Customary Remedies. The related Mortgage or Mortgage Note, together with applicable state law, contains customary and enforceable provisions (subject to the exceptions set forth in paragraph 11 (Enforceability) above) such as to render the rights and remedies of the holders thereof adequate for the practical realization against the related Mortgaged Property of the principal benefits of the security intended to be provided thereby.

28.           Insurance and Condemnation Proceeds.  The related Mortgage or other related loan document provides that insurance proceeds and condemnation proceeds will be applied to either restore or repair the Mortgaged Property or repay the principal of the Mortgage Loan, with, in some cases, the related Mortgagor (or the tenant or master lessee at the Mortgaged Property which maintains such insurance) being entitled to receive proceeds in excess of the amount utilized to restore or repair the Mortgaged Property.

Exhibit C – 2 – 5

29.           Litigation.  To the Seller’s actual knowledge, there are no pending actions, suits or proceedings by or before any court or governmental authority against or affecting the related Mortgagor or the related Mortgaged Property that, if determined adversely to such Mortgagor or Mortgaged Property, would materially and adversely affect the value, use or operation of the Mortgaged Property.

30.           Leasehold Estate.  Each Mortgaged Property consists of either (1) the related Mortgagor’s fee simple estate in real estate or (2) if the related Mortgage Loan is secured in whole or in part by the interest of a Mortgagor as a lessee under a Ground Lease and not by the fee simple interest, the related Mortgagor’s interest in the Ground Lease and the following apply to such Ground Lease:

a.
Such Ground Lease or a memorandum thereof has been or will be duly recorded; such Ground Lease (or the related estoppel letter or lender protection agreement between the Seller and related lessor) permits the interest of the lessee thereunder to be encumbered by the related Mortgage;

b.
The lessee’s interest in such Ground Lease is not subject to any liens or encumbrances superior to, or of equal priority with, the related Mortgage, other than the ground lessor’s related fee interest and Permitted Encumbrances;

c.
The Mortgagor’s interest in such Ground Lease is assignable to the Purchaser and its successors and assigns upon notice to, but without the consent of, the lessor thereunder (or, if such consent is required, it has been obtained prior to the Closing Date) and, in the event that it is so assigned, is further assignable by the Purchaser and its successors and assigns upon notice to, but without the need to obtain the consent of, such lessor;

d.
Such Ground Lease is in full force and effect, no notice of an event of default has occurred thereunder and, to the Seller’s actual knowledge, there exists no condition that, but for the passage of time or the giving of notice, or both, would result in an event of default under the terms of such Ground Lease;

e.
Such Ground Lease, or an estoppel letter or other agreement, requires the lessor under such Ground Lease to give notice of any default by the lessee to the mortgagee, provided that the mortgagee has provided the lessor with notice of its lien in accordance with the provisions of such Ground Lease, and such Ground Lease, or an estoppel letter or other agreement, further provides that no notice of termination given under the Ground Lease is effective against the mortgagee unless a copy has been delivered to the mortgagee;

f.
A mortgagee is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under such Ground Lease) to cure any default under such Ground Lease which is curable after the receipt of notice of any such default, before the lessor thereunder may terminate such Ground Lease;

Exhibit C – 2 – 6

g.	Such Ground Lease has an original term (including any extension options set forth therein) which extends not less than twenty years beyond the maturity date of the related Mortgage Loan;

h.
Under the terms of such Ground Lease and the related Mortgage, taken together, any related insurance proceeds, will be applied either to the repair or restoration of all or part of the related Mortgaged Property, with the mortgagee or a trustee appointed by it having the right to hold and disburse such proceeds as the repair or restoration progresses (except in such cases where a provision entitling another party to hold and disburse such proceeds would not be viewed as commercially unreasonable by a prudent commercial mortgage lender), or to the payment of the outstanding principal amount of the Mortgage Loan together with any accrued interest thereon, with, in some cases, the related Mortgagor being entitled to receive proceeds in excess of the amount utilized to restore or repair the Mortgaged Property;

i.
Such Ground Lease requires the lessor to enter into a new lease with the Seller or its successors or assigns in the event of a termination of the Ground Lease by reason of a default by the Mortgagor under the Ground Lease, including rejection of the Ground Lease in a bankruptcy proceeding; and

j.
Such Ground Lease does not impose restrictions on subletting portions of the premised demised under the Ground Lease without the consent of the lessor (except in the case where such consent cannot be unreasonably withheld).

31.           Deed of Trust. If the related Mortgage is a deed of trust, to the Seller’s actual knowledge, a trustee, duly qualified under applicable law to serve as such, is properly designated and serving under such Mortgage.

32.           Lien Releases. The related Mortgage Note or Mortgage does not require the holder thereof to release all or any portion of the Mortgaged Property from the lien of the related Mortgage, except upon payment in full of all amounts due under such Mortgage Loan which have been allocated to such Mortgaged Property upon the payment of specified release consideration, satisfaction of a debt service coverage ratio test and subject to the satisfaction of certain customary criteria set forth in the related loan agreement.

33.           Origination of Loans.  Other than approved exceptions, each Mortgage Loan complies with the Seller’s underwriting policies in all material respects effect as of such loan’s origination date.

Exhibit C – 2 – 7

34.           Qualification To Do Business.  To the extent required under applicable law, the originator of the Mortgage Note was authorized to transact and do business in the jurisdiction where the Mortgaged Property is located while each was holder.

35.           Priority of Adjustable Rate Loans.  All terms of the loan documents pertaining to interest rate adjustments, payment adjustments and principal balance adjustments are enforceable and will not affect the priority of the mortgage lien.

36.           Assignability of Mortgage Loans.  The note and mortgage contain no provision limiting the right or ability of the Seller to assign, transfer and convey the note or mortgage to the Purchaser other than provisions that have been complied with.

37.           Due-on-Sale Clauses. Each related Mortgage or loan agreement contains provisions for the acceleration of the unpaid balance of such Mortgage Loan, if, without prior consent of lender or satisfaction of certain conditions, the related Mortgaged Property or interest therein is directly or indirectly transferred or sold or encumbered in connection with subordinate financing.

38.           Appraisal.  The Seller has obtained an Appraisal of the related Mortgaged Property within 12 months of the applicable Closing Date.  As of the date of such Appraisal, the Carrying Value of the related Mortgage did not exceed the value of such Mortgaged Property as determined by such Appraisal.

Exhibit C – 2 – 8

Exhibit C-3

REPRESENTATIONS AND WARRANTIES OF THE SELLER
REGARDING ASSETS THAT ARE REO PROPERTIES

With respect to the Assets that are REO Properties, as of the Closing Date (except as may be specified in the representation and warranty and except for the exceptions specifically agreed upon by the Purchaser in writing), the Seller represents and warrants as to such Assets:

1.           Ownership of Assets.  Immediately prior to the transfer thereof to the Purchaser, the Seller has good and marketable title to, and is the sole beneficial owner and holder of, such Assets, free and clear of any and all liens, encumbrances and other interests on, in or to such Assets (pending completion of Deed transfers after foreclosure sales and, in the case of each REO Property that is a condominium unit, any rights of first refusal of the related condominium associations; provided, however, that no such right of first refusal shall affect the sale of the REO Property from the Seller to the Purchaser) other than Permitted Encumbrances.

2.           Authority to Transfer Assets.  The Seller has full right and authority to sell, assign and transfer such Assets.

3.           Asset List.  The information pertaining to such Assets set forth in the Asset List is true and correct in all material respects as of the related Closing Date.

4.           Permitted Encumbrances.  Each REO Property is subject only to the Permitted Encumbrances.  The Permitted Encumbrances do not materially adversely affect the value, use or operation of the REO Property.

5.           Condition of Property; Condemnation. To the Seller’s actual knowledge, the REO Property is free and clear of any damage that would materially adversely affect the value, use or operation of the REO Property and the Seller has no actual knowledge of any other fact(s) relating to the physical condition of the REO Property, which in the Seller’s reasonable judgment has or could reasonably be expected to materially adversely affect the value, use or operation of the REO Property.  There are no pending proceedings, and the Seller has not received any notice of any threatened proceedings, for the condemnation, eminent domain or similar proceedings or actions affecting any  material portion of the REO  Property.

6.           Insurance.  The improvements upon the REO Property are insured against loss by a fire and extended perils policy providing coverage against loss or damage included within the “all risk of physical loss” or the equivalent thereof, in an amount (subject to a customary deductible) at least equal to 100% of the full actual replacement cost or value of the improvements located on such REO Property (exclusive of costs of excavations, foundations and underground utilities and footings).  If any portion of the improvements on the REO Property are in an area identified in the Federal Register by the Federal Emergency Management Agency as having “special flood hazards,” a flood insurance policy meeting any requirements of the then current guidelines of the Federal Insurance Administration is in effect with a generally acceptable insurance carrier, in an amount representing coverage not less than the least of (1) the full insurable actual cash value of such REO Property, (2) the maximum amount of insurance available under the National Flood Insurance Act of 1968, as amended, and (3) 100% of the full actual replacement cost or value of the improvements located on such REO  Property.

Exhibit C – 3 – 1

7.           Environmental Conditions. As of the Closing Date, (i) there are no material adverse environmental conditions or circumstances affecting such REO Property; (ii) no REO Property is subject to a notice, Environmental Claim, request for information or order from or agreement with a government authority or any other Person respecting the Release or threatened Release of a Hazardous Substance; (iii) there has been no Release of Hazardous Substances on, at or under any REO Property which would reasonably be expected to result in the imposition of any material liability or any Environmental Claim; (iv) there are no judicial or administrative proceedings or any other Environmental Claims pending or threatened alleging any violation or failure to comply with any Environmental Law, or with respect to any release of any Hazardous Substance from any REO Property; and (v) the REO Property is not subject to any removal or remediation of any Hazardous Substances or are subject to notice to or approval from any governmental authority pertaining to environmental matters.  The REO Property complies with all applicable laws, rules and regulations, including but not limited to those relating to environmental matters, including but not limited to those relating to radon, asbestos and lead paint and neither the Seller nor, to the Seller’s knowledge, the mortgagor, has received any notice of any violation or potential violation of such law;

8.           Taxes and Assessments.  All real property taxes including supplemental or other taxes, if any, government assessments, insurance premiums, water, sewer and municipal charges, condominium or cooperative charges and assessments, leasehold payments or ground rents, affecting or related to the REO Property, which became due and payable on or before the Closing Date, have been paid by the Seller.  There are no delinquent taxes or governmental assessments affecting the REO Property and the Seller is not currently contesting such taxes or rollback of any taxes.  For purposes of this representation and warranty, real property taxes and assessments shall not be considered unpaid until the date on which interest and/or penalties would be payable thereon.

9.           No Material Encroachments.  No improvement that was included for the purpose of determining the Appraised Value of the related REO Property as of the last appraisal lay outside the boundaries and building restriction lines of such property, and no improvements on adjoining properties encroached upon such REO Property.  The improvements located on or forming part of such REO Property comply in all material respects with applicable zoning laws and ordinances (except to the extent that they may constitute legal nonconforming uses).

Exhibit C – 3 – 2

10.           Licenses, Permits, Etc. All licenses, permits and authorizations required by applicable laws for the use of the REO Property as it is currently operated have been obtained and maintained in accordance with applicable laws, except for such licenses, permits and authorizations the failure of which to obtain would not materially adversely affect the value, use or operation of the REO Property.

11.            Litigation.  To the Seller’s actual knowledge, there are no pending actions, suits or proceedings by or before any court or governmental authority against or affecting any portion of the REO Property or the Seller’s rights therein, that, if determined adversely to the owner, would materially adversely affect the value, use or operation of the REO Property.

12.           Eviction Notices.  Each eviction proceeding relating to an REO Property has been properly commenced and the Seller is not aware of any valid defense or counterclaim by anyone with respect thereto.  The REO Property has been serviced and maintained in compliance with all applicable laws and regulations.

13.           Type.  Except as reflected on the Asset Schedule, no REO Property is a cooperative nor a hotel-condo unit.

14.           Condominiums.  Solely with respect to REO Properties which are condominium units, (i) the Seller is not a “sponsor” or a nominee of a “sponsor” under any plan of condominium organization affecting the unit and the ownership and sale of any condominium unit will not violate any federal, state or local law or regulation regarding condominiums or require registration, qualification or similar action under such law or regulation, (ii) all condominium charges and assessment which became due and payable on or before the Closing Date have been paid by the Seller and (iii) the condominium declaration with respect to such REO Property is in full force and effect.

15.           Listing Agreements.  The Seller has provided Purchaser with a copy of each listing agreement with any real estate broker with respect to the REO Property.  Each such listing agreement may be terminated without any cost or expense to Purchaser.

16.           Sale Contracts.  The Seller has not accepted or executed any contract of sale with respect to the REO Property.

17.           Agreements with Governmental Authorities.  The Seller has not entered into any unrecorded commitment or agreement with any governmental authority affecting the REO Property and which could reasonably be expected to have a material adverse effect on the ownership, value or operation of the REO Property.

18.           Rights to Purchase.  There are no options, rights of first refusal or similar rights in favor of any person or entity to purchase or otherwise acquire the REO Property or any portion thereof or interest therein.

Exhibit C – 3 – 3

19.           Foreign Person.  The Seller is not a “foreign person” within the meaning of Section 1445(f) of the Internal Revenue Code of 1986, as amended.

20.           Personal Property.  The inventory of personal property related to the REO Property, if any, as attached to the Bill of Sale will set forth a true and correct inventory of all of such personal property to be conveyed by the Seller to the Purchaser pursuant to the provisions of this Purchase Agreement.  Upon the execution and delivery of the Bill of Sale, all of the Seller’s right, title and interest in and to such personal property will be transferred to the Purchaser free and clear of all claims, demands, liens (including inchoate liens) and interests of all parties whatsoever, except for any liens approved by the Purchaser in writing.  The Seller owns title to all of the personal property related to the REO Property.

21.           Separate Tax Lot.  The REO Property constitutes one or more separate tax lots for real estate tax assessment purposes.

22.           Violations.  The Seller has not received written notice of any uncured violation of record from a governmental authority having jurisdiction over the REO Property concerning any zoning, building, fire, life/safety or health code, regulation, ordinance, statute or law applicable to the REO Property or any portion thereof.  Further, to the actual knowledge of the Seller there are no violations of record of any applicable legal requirements affecting all or any portion of the REO Property which would materially adversely affect the value, use or operation of the REO Property.

23.           Appraisal.  The Seller has obtained an Appraisal of the REO Property within 12 months of the applicable Closing Date.  As of the date of such Appraisal, the Carrying Value of the REO Property did not exceed the value of such the REO Property as determined by such Appraisal.

Exhibit C – 3 – 4